Exhibit 10.1

____________________________________________________________

TERM LOAN AGREEMENT

dated as of April 28, 2011

among

SEACUBE CONTAINER LEASING LTD.,

as the Borrower

THE GUARANTORS NAMED HEREIN,

as Guarantors,

THE LENDERS LISTED HEREIN,

WELLS FARGO BANK, N.A.

as Administrative Agent, and

APOLLO INVESTMENT CORPORATION

as Sole Lead Arranger

____________________________________________________________

i

ii

EXHIBIT A – Form of Note
EXHIBIT B – Form of Transfer Supplement
EXHIBIT C – Form of Guaranty Joinder
EXHIBIT D – Form of Guaranty

SCHEDULE 1.1(a) – List of Guarantors
SCHEDULE 1.1(b) – List of Existing Indebtedness
SCHEDULE 1.1(c) – List of Existing Securitization Subsidiaries
SCHEDULE 4.13 – List of Credit Parties Principal Offices
SCHEDULE 5.15 – List of Existing Payment Restrictions

iii

TERM LOAN AGREEMENT

THIS TERM LOAN AGREEMENT (this "Agreement") dated as of April 28, 2011 among SEACUBE CONTAINER LEASING LTD. (the "Borrower"), the LENDERS listed on the signature pages hereof,  the GUARANTORS listed on Schedule 1.1(a), WELLS FARGO BANK, N.A., as Administrative Agent, and APOLLO INVESTMENT CORPORATION (“AIC”), as Sole Lead Arranger.

W I T N E S S E T H

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1.     Definitions.  The following terms, as used herein, have the following meanings:

"Acquired Indebtedness" means, with respect to any specified Person,

(1)           Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(2)           Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

"Administrative Agent" shall mean Wells Fargo Bank, N.A. and its permitted successors in such capacity in accordance with the terms of this Agreement.

"Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

"Affiliate Transaction” has the meaning specified in Section 5.13(a).

"AIC" shall mean Apollo Investment Corporation, a Maryland corporation, and its Affiliates.

"Agreement" shall mean this Term Loan Agreement as the same may from time to time hereafter be modified, supplemented or amended.

"Applicable Premium"  means the excess, if any, of the present value (assuming that the Loans will be prepaid on April 28, 2013 at 103% of the principal amount thereof) at the applicable Prepayment Date of (i) 100% of the aggregate principal amount of Loans being prepaid on such Prepayment Date plus (ii) all required interest payments that would have been due on such Loans through April 28, 2013 (excluding accrued but unpaid interest to such Prepayment Date), computed using a discount rate equal to the Treasury Rate as of such Prepayment Date plus 50 basis points; over (b) the principal amount of the Loans being prepaid.

"Asset Sale" means:

(1)           the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a sale and leaseback but excluding, for the avoidance of doubt, any Equity Interest of the Borrower) of the Borrower, a Guarantor or any Restricted Subsidiary (each referred to in this definition as a “disposition”), or

(2)           the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions (other than preferred stock of Restricted Subsidiaries issued in compliance with Section 5.8), in each case, other than: (a) a disposition of (i) Cash Equivalents, (ii) obsolete, damaged or worn out equipment in the ordinary course of business, and (iii) (A) other equipment in the ordinary course of business and (B) inventory or goods held for sale in the ordinary course of business; (b) a disposition of all or substantially all of the assets of the Borrower in a manner permitted pursuant to Section 5.14 or any disposition that constitutes a Change of Control pursuant to this Agreement; (c) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 5.11; (d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate Fair Market Value of less than Two Million Five Hundred Thousand Dollars ($2,500,000); (e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Borrower or by the Borrower or a Restricted Subsidiary to a Restricted Subsidiary; (f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, as amended, any exchange of like property (excluding any boot thereon) for use in a Similar Business;  (g) the lease, assignment, sublease or license of any real or personal property in the ordinary course of business; (h) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (with the exception of Investments in Unrestricted Subsidiaries acquired pursuant to clause (j) of the definition of Permitted Investments); (i) foreclosures on assets; (j) (A) sales of accounts receivable, or participations therein, in connection with a Qualified Securitization Transaction permitted hereunder and (B) the sale or discount of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof or in bankruptcy or similar proceeding; (k) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claim of any kind, in each case, in the ordinary course of business; (l) the creation of a Lien permitted hereunder; and (m) any financing transaction with respect to property currently owned, built or acquired by the Borrower or any Restricted Subsidiary, including, without limitation, Sale and Leaseback Transactions and Qualified Securitization Transactions permitted by this Agreement.

"Asset Sale Offer" has the meaning specified in Section 5.14(a)(iii).

"Assets" means, with respect to any Person, any real or personal property, building, facility, structure, container, trade fixture, generator, equipment or unit, or other asset owned or acquired by such Person.

 "Assignee" has the meaning set forth in Section 8.6(c).

"Attributable Debt" in respect of a Sale and Leaseback Transaction means, as at the time of determination, the present value (discounted at a rate equivalent to the Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

"Bankruptcy Code" shall mean Title 11 of the United States Code, entitled "Bankruptcy", as amended from time to time, and any successor statute or statutes.

"Benefit Arrangement" means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

"Board of Directors" means, with respect to any Person, either the board of directors or managing members, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee of such board.

"Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and, if required by this Agreement, delivered to the Administrative Agent.

"Borrower" means SeaCube Container Leasing Ltd., a company duly incorporated under the laws of Bermuda.

"Borrowing" has the meaning set forth in Section 1.3.

"Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York City or Minneapolis are authorized by law to close.

"Capital Stock" means (1) in the case of a corporation, corporate stock, (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and (4)  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

"Capitalized Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

"Cash Equivalents" means: (1) United States dollars, (2) pounds sterling, (3) (a) euro, or any national currency of any participating member state in the European Union, (b) Canadian dollars, or (c) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business, (4) securities issued or directly and fully and unconditionally guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government, (5) certificates of deposit, time deposits and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500.0 million, (6) repurchase obligations for underlying securities of the types described in clauses (4) and (5) above, entered into with any financial institution meeting the qualifications specified in clause (5) above, (7) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 12 months after the date of creation thereof, (8)investment funds investing 90% of their assets in securities of the types described in clauses (1) through (7) above, (9) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof or any Province of Canada having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition, and (10) Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 12 months or less from the date of acquisition.

"Change of Control" means (1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Stock representing 50% or more of the voting power of the total outstanding Voting Stock of the Borrower; (2) all or substantially all of the assets of the Borrower and the Restricted Subsidiaries, taken as a whole, are sold or otherwise transferred to any Person other than a Restricted Subsidiary or one or more Permitted Holders; or (3) prior to the Disposition Date, failure of the Borrower to be listed on the New York Stock Exchange (or any successor thereto) or another national securities exchange; provided that an event described in the foregoing clause (3) shall not constitute a Change of Control if the Borrower is listed again on the New York Stock Exchange (or any successor thereto) or another national securities exchange prior to the date on which a notice of a Change of Control Offer is required to be delivered pursuant to Section 2.9(a).

"Change of Control Offer" has the meaning specified in Section 2.9(a).

"Change of Control Payment" has the meaning specified in Section 2.9(a).

"Change of Control Payment Date" has the meaning specified in Section 2.9(a).

"Closing Date" means the date on or after the Effective Date on which the conditions set forth in Section 3.1 shall have been satisfied to the satisfaction of the Administrative Agent.

"Code" shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

"Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act.

"Common Stock” means, with respect to any Person, any and all shares, interests, participations and other equivalents (however designated, whether voting or non-voting) of such Person’s common stock or common shares, whether now outstanding or issued after the date of this Agreement, and includes, without limitation, all series and classes of such common stock or common shares.

"consolidated" or "Consolidated" means, with respect to any Person, such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary.

"Consolidated Adjusted EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period, plus (without duplication) (a) provision for taxes based on income or profits and franchise or similar taxes deducted in computing Consolidated Net Income, plus (b) Consolidated Interest Expense to the extent deducted in calculating Consolidated Net Income, plus (c) Consolidated Depreciation and Amortization Expense to the extent deducted in computing Consolidated Net Income, plus (d) any expenses or charges related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or Indebtedness permitted to be incurred by this Agreement (whether or not successful), including fees, expenses or charges related to the offering of the Notes and the Credit Facilities, and deducted in computing Consolidated Net Income, plus (e) any other non-cash item reducing Consolidated Net Income, excluding any such item that represents an accrual or reserve for a cash expenditure for a future period, plus (f) the amount of any non-controlling interest expense deducted in calculating Consolidated Net Income (excluding the amount of any cash dividends paid to the holders of such minority interests), plus (g) any net unrealized loss (or minus any gain) resulting from currency exchange risk Hedging Obligations, plus (h) unrealized foreign exchange loss (or minus any gain) on debt, plus (i)  collections of the principal portion of any direct finance leases, less (j) any non-cash item increasing Consolidated Net Income, excluding any such item that represents the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period.

"Consolidated Depreciation and Amortization Expense" means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including amortization of net lease discounts and lease incentives, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

"Consolidated Interest Expense" means, with respect to any Person for any period, without duplication: (a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Net Income (including amortization of original issue discount resulting from the issuance of Indebtedness at less than par, but excluding: (i) any non-cash interest expense attributable to the movement in the mark to market valuation of or hedge ineffectiveness expenses of Hedging Obligations or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities", (ii) non-cash interest expense attributable to the amortization of gains or losses resulting from the termination of Hedging Obligations, and (iii) amortization of deferred financing fees and any expensing of other financing fees) less (b) interest income for such period.

"Consolidated Net Income"  means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that (1) any net after-tax extraordinary gains or losses or expenses shall be excluded, (2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period, (3) any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded, (4) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Borrower's senior management, shall be excluded, (5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period, (6) solely for the purpose of determining the amount available for Restricted Payments under Section 5.11(a)(iv)(3), the Net Income for such period of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its shareholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived; provided that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein, (7) the effects of adjustments resulting from the application of purchase accounting in relation to any acquisition that is consummated after the Closing Date, net of taxes, shall be excluded, (8) any net after-tax income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded, (9) any non-cash compensation expense recorded from grants of stock (whether restricted or not), stock appreciation or similar rights, stock options or other rights to officers, directors or employees shall be excluded, and (10) (x) any non-cash interest expense attributable to the movement in the mark to market valuation of or hedge ineffectiveness expenses of Hedging Obligations or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133 , "Accounting for Derivative Instruments and Hedging Activities", (y) non-cash interest expense attributable to the amortization of gains or losses resulting from the termination of Hedging Obligations and (z) amortization of deferred financing fees and any expensing of other financing fees shall be excluded. Notwithstanding the foregoing, for the purpose of Section 5.11 only (other than clause (a)(iv)(3) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Borrower and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Borrower and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Borrower or any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(iv)(c)(4) thereof.

"Contingent Obligation"  means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (1) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (2) to advance or supply funds:

(A)       for the purchase or payment of any such primary obligation, or

(B)        to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3)         to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

"Credit Facilities" means, with respect to the Borrower, one or more debt facilities or commercial paper facilities with banks or other institutional lenders or investors or indentures providing for revolving credit loans, term loans, receivables financing, including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against receivables, letters of credit or other long-term indebtedness, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof.

"Credit Parties" means collectively or individually, each of the Borrower, each Guarantor and each Restricted Subsidiary.

"Default" means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

"Default Rate" has the meaning set forth in Section 2.6.

"Designated Non-cash Consideration" means the Fair Market Value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, executed by a senior vice president or the principal financial officer of the Borrower, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

"Designated Preferred Stock" means preferred shares in the capital of the Borrower or any parent thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Guarantor or a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate executed by a senior vice president or the principal financial officer of the Borrower or the applicable parent thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (a)(iv)(3)  of Section 5.11.

"Disposition Date" means the first day on which AIC collectively ceases to own at least a majority of the aggregate principal amount of the Loans then outstanding.

"Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Loans or the date the Loans are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

"Dollars" and "$" means the lawful money of the United States.

"Domestic Subsidiary" means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

"Effective Date" means the date this Agreement becomes effective in accordance with Section 8.8.

"Environmental Affiliate" means any partnership, joint venture, trust or corporation in which an equity interest is owned directly or indirectly by the Borrower and, as a result of the ownership of such equity interest, the Borrower may have recourse liability for Environmental Claims against such partnership, joint venture, trust or corporation (or the property thereof).

"Environmental Claim" means, with respect to any Person, any notice, claim, demand or similar communication (written or oral) by any other Person alleging potential liability of such Person for investigatory costs, cleanup costs, governmental response costs, natural resources damage, property damages, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location, whether or not owned by such Person or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law, in each case (with respect to both (i) and (ii) above) as to which there is a reasonable possibility of an adverse determination with respect thereto and which, if adversely determined, would have a Material Adverse Effect on the Borrower.

"Environmental Laws" means any and all federal, state, and local statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of Materials of Environmental Concern into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern or the clean up or other remediation thereof.

"Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

"Equity Offering" means any public or private sale of Common Stock or preferred shares in the capital of the Borrower or any of its direct or indirect parents (excluding Disqualified Stock), other than (1) public offerings with respect to the Borrower’s or any direct or indirect parent’s Common Stock registered on Form S-8; (2) any such public or private sale that constitutes an Excluded Contribution; and (3) any sales to the Borrower or any of its Subsidiaries.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

"ERISA Group" means the Borrower, any Subsidiary, Guarantor and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all members of an "affiliated service group" which, together with the Borrower, any Subsidiary or Guarantor, are treated as a single employer under Section 414 of the Code or Section 4001(b)(1) of ERISA.

"euro" means the single currency of participating member states of the EMU.

"Excess Proceeds" has the meaning specified in Section 5.14(a).

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

"Excluded Contribution" means net cash proceeds or Cash Equivalents received by the Borrower from: (a) contributions to its common equity capital, or (b) the sale (other than to a Subsidiary of the Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Borrower.

"Excluded Restricted Subsidiary" means any Restricted Subsidiary that has total assets having a Fair Market Value in an amount not to exceed $1,000,000 on an individual basis and $5,000,000 in the aggregate for all such Restricted Subsidiaries that are Excluded Restricted Subsidiaries.

"Existing Indebtedness" means Indebtedness of the Borrower or the Restricted Subsidiaries in existence on the Closing Date.  Existing Indebtedness having, individually (and not in the aggregate), an outstanding principal amount in excess of $5,000,000 is listed on Schedule 1.1(b).

"Existing Securitization Subsidiary" means each Subsidiary of the Borrower that engages in no activities other than Qualified Securitization Transactions and activities related thereto and is listed on Schedule 1.1(c).

"Event of Default" has the meaning set forth in Section 6.1.

"Facility Amount" has the meaning set forth in Section 2.1.

"Fair Market Value" means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by (i) with respect to any such determination resulting in a Fair Market Value of less than Fifteen Million Dollars ($15,000,000), the chief financial officer, chief accounting officer or controller of the Borrower and (ii) with respect to any such determination resulting in a Fair Market Value of equal to or more than Fifteen Million Dollars ($15,000,000), the Board of Directors of the Borrower, which determination will be conclusive (unless otherwise provided in this Agreement).

"Federal Reserve Board" means the Board of Governors of the Federal Reserve System as constituted from time to time.

"Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of Consolidated Adjusted EBITDA of such Person for such period to the Fixed Charges of such Person for such period.  In the event that the Borrower or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than reductions in amounts outstanding under revolving facilities unless accompanied by a corresponding termination of commitment) or issues or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or preferred stock, as if the same had occurred at the first day of the applicable four-quarter period. For purposes of making the computation referred to above, Investments, acquisitions, dispositions, amalgamations, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Borrower or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, amalgamations, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in Consolidated Adjusted EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was amalgamated or merged with or into the Borrower or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, amalgamation, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, amalgamation, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period. For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower (including pro forma expense and cost reductions, if these expenses and cost savings could be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

"Fixed Charges" means, with respect to any Person for any period, the sum of (a) Consolidated Interest Expense, (b) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock (including any Designated Preferred Stock) or any Refunding Capital Stock of such Person, and (c) all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock.

"Foreign Subsidiary" means, with respect to any Person, any Restricted Subsidiary of such Person that is (i) a controlled foreign corporation within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended (a “CFC”) or (ii) organized in or under the laws of the United States, any state thereof or the District of Columbia and all of the material assets of such Restricted Subsidiary consist of stock in one or more CFCs.

"GAAP" means generally accepted accounting principles in the United States which are in effect on the Closing Date. At any time after the Closing Date, the Borrower may elect, with the consent of AIC (not to be unreasonably withheld) (provided that if required by any governmental authority having jurisdiction over the Borrower, AIC's consent shall not be required), if such election occurs prior to the Disposition Date, to apply International Financial Reporting Standards (“IFRS”) accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS in effect as of the date of such election (except as otherwise provided in this Agreement); provided that any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP.  The Borrower shall give notice of any such election made in accordance with this definition to the Administrative Agent.

"Government Securities" means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

"guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations; provided that "guarantee" shall not include Non-Recourse Carve-out Obligations.

"Guarantor" shall mean each of the Persons listed in Schedule 1.1(a) annexed hereto and each Person that becomes a Guarantor pursuant to Section 5.16(a).

"Guaranty" means the guarantee by any Guarantor of the Borrower’s obligations under this Agreement in the form set forth in Exhibit D.

"Guaranty Joinder Agreement" has the meaning specified in Section 5.16(a)(i).

"Hedging Obligations" means, with respect to any Person, the obligations of such Person under: (1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements and (2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices; in each case of clauses (1) and (2) entered into in the ordinary course of business and not for speculative purposes.

"incur" has the meaning specified in Section 5.8.

"incurrence" has the meaning specified in Section 5.8.

"Indebtedness" means, with respect to any Person:

 (a) any indebtedness (including principal and premium) of such Person, whether or not contingent: (1) in respect of borrowed money;  (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without double counting, reimbursement agreements in respect thereof); (3) representing the balance deferred and unpaid of the purchase price of any property, except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; (4) representing any Hedging Obligations; (5) the amount of all obligations with respect to the redemption, repayment or other repurchase of any Disqualified Stock or with respect to any preferred stock of any Subsidiary of such Person, the amount of such preferred stock to be determined in accordance with this Agreement (but excluding, in each case, any accrued dividends); (6) Attributable Debt and Capitalized Lease Obligations, or (7) Acquired Indebtedness (in each case of clauses (1) through (7) above, if and to the extent that any of the foregoing Indebtedness, other than letters of credit, Hedging Obligations, Attributable Debt, Capitalized Lease Obligations and Qualified Securitization Transactions, would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP);

(b)           to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person, other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(c)           to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person;

provided, however, that Contingent Obligations shall be deemed not to constitute Indebtedness.

"Indemnitee" has the meaning set forth in Section 8.3(b).

"Independent Financial Advisor"” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Board of Directors of the Borrower, qualified to perform the task for which it has been engaged.

"Interest Payment Date" has the meaning set forth in Section 2.6(c).

"Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel, moving and similar advances to officers, directors and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Borrower in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.

For purposes of the definition of “Unrestricted Subsidiary” and as used in Section 5.11,  (1) "Investments" shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Borrower.

"Lender" means each entity (other than the Borrower, Guarantor and the Administrative Agent) listed on the signature pages hereof, each Assignee which becomes a Lender pursuant to Section 8.6(c), and their respective successors.

"Lending Office" means, as to each Lender, its office, branch or affiliate designated by such Lender as its Lending Office by notice to each of the Borrower and the Administrative Agent.

"Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

"Loan" means a loan made by a Lender pursuant to Section 2.1; provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term "Loan" shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

"Loan Documents" means this Agreement, the Notes and the Guaranty and any other agreements, instruments or documents in connection therewith.

"Majority Lenders" means at any time Lenders having at least 51% of the aggregate amount of principal amount of Loans outstanding.

"Management Group" means at any time, the Chairman of the Board, any President, any Executive Vice President or Vice President, any Managing Director, any Treasurer and any Secretary or other executive officer of the Borrower or any Subsidiary of the Borrower at such time.

"Material Adverse Effect" means any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding) which results in: (a) a material adverse effect on the business, properties, financial condition, assets or operations of the Borrower and its Subsidiaries, taken as a whole; (b) a material adverse effect on the ability of the Credit Parties, taken as a whole, to perform their Obligations under the Loan Documents; or (c) a material adverse effect on (i) the validity, binding effect or enforceability of the Credit Parties’ obligations under any of the Loan Documents to which such Person is a party, or (ii) the rights, remedies or benefits available to the Administrative Agent or any Lender under any Loan Document.

"Materials of Environmental Concern" means and includes pollutants, contaminants, hazardous wastes, toxic and hazardous substances, asbestos, lead, petroleum and petroleum by-products.

"Maturity Date" shall mean the date when all of the Obligations hereunder shall be due and payable which shall be April 28, 2016, unless otherwise accelerated pursuant to the terms hereof.

"Moody's" means Moody's Investors Services, Inc. or any successor thereto.

"Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has at any time after September 25, 1980 made contributions or has been required to make contributions (for these purposes any Person which ceased to be a member of the ERISA Group after September 25, 1980 will be treated as a member of the ERISA Group).

"Net Income" means, for any period, net income as calculated in conformity with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Borrower, a Guarantor or any Restricted Subsidiary in respect of any Asset Sale, including, without limitation, any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness secured by a Lien permitted under this Agreement required (other than required by clause (i) of the second paragraph of Section 5.14(a)) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Borrower as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Borrower after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

"Non-Recourse Carve-out Obligations" means guaranties and recourse obligations such as environmental indemnifications or "bad boy" guarantees for acts such as (but not limited to) fraud, bankruptcy, misrepresentation, hinderance of remedies, misappropriation, or breach of special purpose entity covenants.

"Non-Recourse Indebtedness" means Indebtedness with respect to which recourse for payment is limited to specific Assets encumbered by a Lien securing such Indebtedness and/or another Person so long as there is no recourse to the Borrower, a Subsidiary or a Guarantor provided, however, that personal recourse of the Borrower or a Subsidiary for Non-Recourse Carve-out Obligations shall not, by itself, prevent such Indebtedness from being characterized as Non-Recourse Indebtedness. For purposes of the foregoing and for the avoidance of doubt, (a) if the Indebtedness is partially guaranteed by the Borrower or a Subsidiary, then the portion of such Indebtedness that is not so guaranteed shall still be Non-Recourse Indebtedness if it otherwise satisfies the requirements in this definition, and (b) if the liability of Borrower or a Subsidiary  under any such guaranty is itself limited to specific Assets, then such Indebtedness shall still be Non-Recourse Indebtedness if such Indebtedness otherwise satisfies the requirements of this definition.

"Notes" means the promissory notes of the Borrower substantially in the form of Exhibit A evidencing the obligation of the Borrower to repay the Loans, and "Note" means any one of such promissory notes or undertakings issued hereunder. Each reference in this Agreement to the "Note" of any Lender shall be deemed to refer to and include any or all Notes, as the context may require.

"Notice of Borrowing" means a notice from the Borrower in accordance with Section 2.2.

"Obligations" means all obligations, liabilities, indemnity obligations and Indebtedness of every nature of the Borrower, from time to time owing to Administrative Agent or any Lender under or in connection with this Agreement or any other Loan Document.

"OFAC" has the meaning set forth in Section 4.18.

"Officer" means the Chairman of the Board of Directors, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Borrower.

"Officers’ Certificate" means a certificate signed on behalf of the Borrower by the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Borrower who meets the requirements set forth in this Agreement.

"Pari Passu Indebtedness" means Indebtedness of the Borrower or a Restricted Subsidiary that is senior or pari passu in right of payment with the Loans. For the purposes of this definition, no Indebtedness will be considered to be senior by virtue of being secured.

"Participant" has the meaning set forth in Section 8.6(b).

"PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

"Permitted Asset Swap" means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Borrower or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 5.14.

"Permitted Holders" means the collective reference to the Sponsor, its Affiliates and the Management Group.  Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with this Agreement will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

"Permitted Investments" means: (a) any Investment in the Borrower or any Wholly-Owned Restricted Subsidiary of the Borrower or a Guarantor; (b) any Investment in cash and Cash Equivalents; (c) any Investment by the Borrower or any Restricted Subsidiary of the Borrower in a Person that is engaged in a Similar Business if as a result of such Investment (x) such Person becomes a Wholly-Owned Restricted Subsidiary of the Borrower or a Guarantor, or (y) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Wholly-Owned Restricted Subsidiary of the Borrower or a Guarantor; (d) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale or any other disposition of assets permitted hereby; (e) any Investment existing on the Closing Date; (f) advances to employees not in excess of Two Million ($2,000,000) outstanding at any one time, in the aggregate; (g) any Investment acquired by the Borrower or any Restricted Subsidiary (x) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, work-out, reorganization or recapitalization of the Borrower of such other Investment or accounts receivable or (y) as a result of a foreclosure by the Borrower or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; (h) any Investments in Hedging Obligations entered into in the ordinary course of business and permitted hereunder; (i) loans to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business; (j) any Investment in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (j) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities), not to exceed the greater of (x) Thirty Million Dollars ($30,000,000) and (y) 3.0% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); (k) Investments the payment for which consists of Equity Interests of the Borrower; provided, however, that such Equity Interests shall not increase the amount available for Restricted Payments under Section 5.11(a); (l) guarantees of Indebtedness and Refinancing Indebtedness in respect thereof permitted under Section 5.8; (m) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with Section 5.13(b) (except transactions described in clauses (ii), (iv), (v) and (vii) thereof); (n) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or leases (including finances leases) or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons in the ordinary course of business; (o) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates; (p) any Investment in a Person (other than the Borrower or a Restricted Subsidiary) pursuant to the terms of any agreements in effect on the Closing Date and any Investment that replaces, refinances or refunds such an existing Investment; provided that the new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded (after giving effect to write-downs or write-offs with respect to such Investment), and is made in the same Person as the Investment replaced, refinanced or refunded; (q) endorsements for collection or deposit in the ordinary course of business; and (r) Investments relating to any special purpose wholly-owned subsidiary of the Borrower organized in connection with a Qualified Securitization Transaction  either (i) existing as of the Closing Date or (ii) that, in the good faith determination of the management of the Borrower, are necessary or advisable to effect such Qualified Securitization Transaction.

“Permitted Liens” means, with respect to any Person: (1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S.  government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business; (2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP; (3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP; (4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; (5) Liens securing Indebtedness with respect to Credit Facilities, any Existing Indebtedness and any Capitalized Lease Obligations permitted to be incurred pursuant to Section 5.8(b)(i), 5.8(b)(iii) and 5.8(b)(iv), respectively; provided that, with respect to the Existing Indebtedness, such Liens were in existence on the Closing Date; (6) Liens existing on the Closing Date; (7) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary; (8) Liens on property at the time the Borrower or a Restricted Subsidiary acquired the property, including any acquisition by means of an amalgamation, merger or consolidation with or into the Borrower or any Restricted Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such amalgamation, merger or acquisition; provided, further, however, that such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary; (9) Liens securing Hedging Obligations so long as the related Indebtedness is incurred, and is permitted to be so incurred, under Section 5.8(b)(viii) of this Agreement; (10) Liens on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business; (11) leases and subleases of real property granted to others in the ordinary course of business so long as such leases and subleases do not materially interfere with the ordinary conduct of the business of the Borrower or any of the Restricted Subsidiaries; (12) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business; (13) Liens in favor of the Borrower or any Guarantor; (14) Liens on equipment of the Borrower or any Restricted Subsidiary granted in the ordinary course of business to the Borrower’s client at which such equipment is located; (15) Liens on accounts receivable, equipment and related assets incurred in connection with a Qualified Securitization Transaction; (16) Liens to secure any Refinancing Indebtedness as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (5), (6), (7), (8), (9), (12) and (14); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses(5), (6), (7), (8),  (9), (12) and (14) at the time the original Lien became a Permitted Lien under this Agreement, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such Refinancing Indebtedness; (17) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed the greater of Ten Million Dollars ($10,000,000) and 1.0% of Total Assets at any one time outstanding; (18) Licenses or sublicenses in the ordinary course of business; (19) Liens securing judgments for the payment of money not constituting an Event of Default so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired; (20) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business; (21) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry; (22) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes; (23) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of over-draft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business; (24) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business; and (25) Liens securing Indebtedness, Refinancing Indebtedness permitted to be incurred pursuant to Section 5.8(b)(v); provided that Liens extend only to the assets so financed, purchased, constructed or improved.

For purposes of determining compliance with this definition, (A) Permitted Liens need not be incurred solely by reference to one category of Permitted Liens described above but are permitted to be incurred in part under any combination thereof and (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens described above, the Borrower may, in its sole discretion, classify or reclassify such item of Permitted Liens (or any portion thereof) in any manner that complies with this definition and the Borrower may divide and classify a Lien in more than one of the types of Permitted Liens in one of the above clauses.

"Person" means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including, without limitation, a government or political subdivision or an agency or instrumentality thereof.

"Plan" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

"Prepayment Date" when used with respect to any Loans to be prepaid, in whole or in part, means the date fixed for such prepayment by or pursuant to this Agreement.

"Prepayment Price" when used with respect to any Loans to be prepaid, means the price at which it is to be prepaid pursuant to this Agreement.

"Pro Rata Share" means, with respect to any Lender, a fraction (expressed as a percentage), the numerator of which shall be the aggregate outstanding principal amount of such Lender's Loans and the denominator of which shall be the aggregate outstanding principal amount of all of the Lenders' Loans, as adjusted from time to time in accordance with the provisions of this Agreement.

"Qualified Securitization Transaction" means any secured lending facility entered into by a Securitization Subsidiary solely for the purpose of purchasing or financing assets of the Borrower and/or its Subsidiaries which are sold, conveyed or otherwise transferred by Borrower or such Restricted Subsidiary to such Securitization Subsidiary to obtain funding for the operations of the Borrower or such Restricted Subsidiary, provided that (A) in the case of the credit agreements of CLI Funding III, LLC and CLI Funding IV LLC any Indebtedness incurred in connection with such facility may be recourse to Borrower, its Restricted Subsidiaries and their respective assets, to the extent required by such facility as in effect on the Closing Date and (B) in all other cases, (i) any Indebtedness incurred in connection with such facility is Non-Recourse Indebtedness of the Borrower, its Restricted Subsidiaries (other than such Securitization Subsidiary) and their respective assets, except for Standard Undertakings and Non-Recourse Carve-out Obligations, (ii) other than the initial Investment in such facility, neither the Borrower nor any of its other Restricted Subsidiaries is required to make additional Investments in connection with such facility, except for Standard Undertakings, (iii) neither the Borrower nor any of its Restricted Subsidiaries (other than such Securitization Subsidiary) has any obligation to maintain such Securitization Subsidiary’s financial condition or cause such Securitization Subsidiary to achieve certain levels of operating results, except for Standard Undertakings (other than incidental capital costs relating to assets then owned by such Securitization Subsidiary and incurred in the ordinary course of business); provided that, if Indebtedness would otherwise be a Qualified Securitization Transaction pursuant to this clause (B) but for its failure to satisfy the requirements of subclause (i) of this clause (B), such Indebtedness shall still be considered a Qualified Securitization Transaction, but any recourse portion of such Indebtedness (which shall not include Standard Undertakings or Non-Recourse Carve-out Obligations)  must be permitted pursuant to Section 5.8(b)(v)(B) (and not Section 5.8(b)(v)(A)).

"Refinancing Indebtedness" means the incurrence by any Credit Party of Indebtedness, Disqualified Stock or preferred stock which serves to refund or refinance any Indebtedness, Disqualified Stock or preferred stock incurred as permitted under Section 5.8 or any Indebtedness, Disqualified Stock or preferred stock issued to so refund or refinance such Indebtedness, Disqualified Stock or preferred stock including additional Indebtedness, Disqualified Stock or preferred stock incurred to pay reasonable premiums (including tender premiums), defeasance costs and fees in connection therewith; provided that such Refinancing Indebtedness:

(A)  has a final maturity date no earlier than the final maturity date of, and has a weighted average life to maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining weighted average life to maturity of, the Indebtedness, Disqualified Stock or preferred stock being extended, replaced, refunded, refinanced, renewed or defeased;

(B)  to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Indebtedness subordinated to the Loans, Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated to the Loans, Notes or the Guarantees thereof at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (ii) Disqualified Stock or preferred stock, such Refinancing Indebtedness must be Disqualified Stock or preferred stock, respectively; and

(C)  shall not include Indebtedness, Disqualified Stock or preferred stock of the Borrower or a Guarantor that extends, replaces, refunds, refinances, renews or defeases Indebtedness or Disqualified Stock of a Subsidiary of the Borrower that is not a Guarantor or that is an Unrestricted Subsidiary: and

(D) shall be unsecured if the Indebtedness it extends, replaces, refunds, refinances, renews or defeases is unsecured.

"Refunding Capital Stock" means a sale (other than to a Restricted Subsidiary) of, Equity Interests of the Borrower or of a direct or indirect parent company of the Borrower in exchange for a concurrent contribution to the capital of the Borrower in each case, other than any Disqualified Stock).

"Regulation S" means Regulation S under the Securities Act.

"Regulation S-X" means Regulation S-X under the Securities Act.

"Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

"Related Business Assets" means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Borrower or a Restricted Subsidiary in exchange for assets transferred by the Borrower or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

"Restricted Payments" has the meaning set forth in Section 5.11(a).

"Restricted Subsidiary" means, at any time, any direct or indirect Subsidiary of the Borrower (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of "Restricted Subsidiary."

"Retired Capital Stock" means Capital Stock that has been subject to redemption, repurchase, retirement or other acquisition of any Equity Interests of the Borrower.

"S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

"Sale and Leaseback Transactions" means with respect to any Person an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person of any asset of such Person which has been or is being sold or transferred by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such asset.  Notwithstanding the foregoing, the following shall not constitute "Sale and Leaseback Transactions": (a) any transaction or series of transactions that is excluded from the definition of "Asset Sale," and (b) any transaction, in which the Indebtedness incurred in connection with such transaction is pursuant to subsection (v) of Section 5.8(b) and the Lien is created pursuant to subsection (25) of the definition of Permitted Liens.

"Securities Act" means the Securities Act of 1933 and the rules and regulations of the Commission promulgated thereunder.

“Securitization Assets” means (a) accounts receivable, leases, conditional sale agreements, instruments, installment sale contracts, obligations, general intangibles, equipment and equipment residuals, containers, generators, residual interests and other similar assets, in each case, relating to goods, inventory or services of the Borrower and its Subsidiaries; (b) contractual rights, guarantees, letters of credit, Liens, insurance proceeds, certificates, collections and other similar assets, in each case, related to the foregoing; and (c) proceeds of all of the foregoing.

“Securitization Subsidiary” means (i) each Existing Securitization Subsidiary and (ii) any additional Restricted Subsidiary of the Borrower, as designated by the Borrower, that is not a Guarantor and engages in no activities other than Qualified Securitization Transactions and activities related thereto.  Any such designation by the Borrower will be evidenced to the Administrative Agent by filing with the Administrative Agent an Officers’ Certificate.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date hereof.

 "Similar Business" means any business conducted or proposed to be conducted by the Borrower and its Restricted Subsidiaries on the date of this Agreement or any business that is similar, reasonably related, incidental or ancillary thereto.

"Solvent" means, with respect to any Person, that the fair saleable value of such Person's assets exceeds the Indebtedness and Contingent Obligations of such Person.

"Sponsor" means Fortress Investment Group LLC or an Affiliate thereof.

"Standard Undertakings" means representations, warranties, covenants, indemnities and similar obligations entered into by the Borrower or any Subsidiary of the Borrower in connection with a Qualified Securitization Transaction, which are customary in similar non-recourse receivables securitization transactions.

"Stated Interest Rate" means 11.0% per annum; provided that for any interest period in which the outstanding average daily balance of Indebtedness under Section 5.8(b)(i) and 5.8(b)(v)(B) exceeds One Hundred and Twenty Million Dollars ($120,000,000), the Stated Interest Rate shall be 11.5%.

"Subject Laws" has the meaning set forth in Section 4.18.

"Subordinated Indebtedness" means:

(a)           with respect to the Borrower, any Indebtedness of the Borrower which is by its terms subordinated in right of payment to the Loans, and

(b)           with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to the Guaranty of such Guarantor.

"Subsidiary" means, with respect to any Person (1)  any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and (2)any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

"Successor Borrower" has the meaning specified in Section 5.9(a)(i).

"Successor Person" has the meaning specified in Section 5.9(b)(i).

"Term" has the meaning set forth in Section 2.7.

"Total Assets" means the total assets of the Borrower and the Restricted Subsidiaries, as shown on the most recent balance sheet of the Borrower for which internal financial statements are available immediately preceding the date on which any calculation of Total Assets is being made, with such pro forma adjustments for transactions consummated on or prior to or simultaneously with the date of the calculation as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

"Transactions" means the Loans made hereby on the Closing Date, the use of proceeds therefrom as described under the caption “Use of Proceeds” and other transactions in connection therewith or incidental thereto.

"Treasury Rate" means, as of the applicable Prepayment Date, the yield to maturity as of such Prepayment Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the applicable Prepayment Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from  such Prepayment Date to April 28, 2013; provided, however, that if the period from such Prepayment Date to April 28, 2013, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

"United States" means the United States of America, including the fifty states and the District of Columbia.

 "Unrestricted Subsidiary" means (1) any Subsidiary of the Borrower which at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Borrower, as provided below), and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Borrower may designate any Subsidiary of the Borrower (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Borrower or any Subsidiary of the Borrower (other than any Subsidiary of the Subsidiary to be so designated), provided that (a) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other Equity Interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or Equity Interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Borrower; (b) such designation complies with Section 5.11, and (c) each of the Subsidiary to be so designated and its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Borrower or any Restricted Subsidiary. The Board of Directors of the Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation no Default or Event of Default shall have occurred and be continuing and either:

(1)           the Borrower could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under Section 5.8(a), or

(2)           the Fixed Charge Coverage Ratio for the Borrower and its Restricted Subsidiaries would be greater than such ratio for the Borrower and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Board of Directors of the Borrower shall be notified by the Borrower to the Administrative Agent by promptly filing with the Administrative Agent a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

"Vice President" when used with respect to the Borrower means any vice president, whether or not designated by a number or a word or words added before or after the title “vice president.”

"Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

"Wholly-Owned Restricted Subsidiary" means any Wholly-Owned Subsidiary that is a Restricted Subsidiary.

"Wholly-Owned Subsidiary" of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

SECTION 1.2.      Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent.

SECTION 1.3.      Borrowings.  The term "Borrowing" denotes the aggregation of Loans of one or more Lenders to be made to the Borrower pursuant to Article 2 on the same date. All Loans shall be denominated in Dollars.

ARTICLE II

THE CREDITS

SECTION 2.1.      Commitments to Lend.  Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans in Dollars to the Borrower pursuant to this Article on the Effective Date in an amount equal to its commitment as set forth in the signature pages hereto.  In no event shall the aggregate amount of Loans in Dollars outstanding at any time, exceed $50,000,000 (the "Facility Amount" and this loan facility, the "Facility").  Any amounts repaid may not be reborrowed.

SECTION 2.2.      Notice of Borrowing.  Proceeds of this Facility shall be advanced to the Borrower in one Borrowing. With respect to such Borrowing, the Borrower shall give Administrative Agent notice not later than 12:00 P.M. (Minneapolis time) (x) the Business Day prior to the Effective Date, specifying:

(i)           the date of such Borrowing, which shall be a Business Day,

(ii)          the aggregate amount of such Borrowing,

(iii)         payment instructions for delivery of such Borrowing; and

(iv)         certify that no Default or Event of Default has occurred or is continuing.

SECTION 2.3.      Notice to Lenders; Funding of Loans

(a)           Upon receipt of such Notice of Borrowing from the Borrower in accordance with Section 2.2 hereof, the Administrative Agent shall, on the date such Notice of Borrowing is received by the Administrative Agent, notify each applicable Lender of the contents thereof and of such Lender's share of such Borrowing.

(b)           Not later than 1:00 p.m. (Minneapolis time) on the date of such Borrowing as indicated in such Notice of Borrowing, each Lender shall make available its share of such Borrowing in Federal funds immediately available in New York, New York, to the Administrative Agent at its address referred to in Section 8.1.

(c)           Subject to the provisions hereof and if received from the Lenders, the Administrative Agent shall make available such Borrowing to the Borrower in accordance with, and on the date set forth in, such Notice of Borrowing.

SECTION 2.4.      Notes

(a)           The Loans of each Lender shall be evidenced by a single Note made by the Borrower payable to the order of such Lender for the account of its Lending Office.

(b)           In the event any Loans evidenced by such a Note are paid in full prior to the Maturity Date, any such Lender shall return such Note to Borrower.  Each such Note shall be in substantially the form of Exhibit A hereto.  Upon the execution and delivery of any such Note, any existing Note payable to such Lender shall be replaced or modified accordingly.  Each reference in this Agreement to the "Note" of such Lender shall be deemed to refer to and include any or all of such Notes, as the context may require.

(c)           On the Closing Date, the Borrower will deliver the Note to the Lender directly.  After the Closing Date, upon receipt of each Lender's Note pursuant to Section 3.1(a), the Administrative Agent shall forward such Note to such Lender.  Each Lender shall record the date, amount, and maturity of each Loan made by it and the date and amount of each payment of principal made by the Borrower , as the case may be, with respect thereto, and may, if such Lender so elects in connection with any transfer or enforcement of its Note, endorse on the appropriate schedule appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of any Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Notes.  Each Lender is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

(d)          The Loans shall mature, and the principal amount thereof shall be due and payable, on the Maturity Date.

SECTION 2.5.       Ranking of Loans.

The Loans borrowed by Borrower pursuant to this Agreement shall be general unsecured senior obligations of Borrower. The Loans shall  (a) rank senior in right of payment to any of Borrower's existing and future Subordinated Indebtedness, (b) be pari passu in right of payment to all of the Borrower's existing and future Indebtedness and other obligations that are not, by their terms, expressly subordinated to this Agreement and the Loans, (c) be effectively subordinated in right of payment to all of the Borrower's existing and future secured Indebtedness and other obligations to the extent of the value of the assets securing such Indebtedness and other obligations and (d) be structurally subordinated to Indebtedness and other liabilities of Subsidiaries of Borrower that are not Guarantors.

SECTION 2.6.       Interest Rates.

(a)           Each Loan shall bear interest at the Stated Interest Rate.

(b)           In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal amount of the Loans, and, to the extent permitted by applicable law, overdue interest or any other amounts in respect of all Loans, shall bear interest at the annual rate equal to the sum of the Stated Interest Rate and two percent (2.0%) (the "Default Rate").

(c)           Interest on all Loans shall be payable semi-annually on the first Business Day of each first and third calendar quarter (each, an "Interest Payment Date"). The first Interest Payment Date shall be September 1, 2011.

SECTION 2.7.       Maturity Date

.  The term (the "Term") of the Loans shall terminate and expire on the Maturity Date.  Upon the date of the termination of the Term, any Loans then outstanding (together with accrued interest thereon and all other Obligations) shall be due and payable on such date.

SECTION 2.8.       Prepayments.

(a)           At any time prior to April 28, 2013, the Borrower may prepay all or a part of the Loans, upon not less than 30 days nor more than 60 days’ prior notice to Administrative Agent, but only at a Prepayment Price equal to 100% of the principal amount of Loans being prepaid plus the Applicable Premium as of such Prepayment Date, plus accrued and unpaid interest thereon, if any, to, but not including, such Prepayment Date;

(b)           In addition to the optional prepayments accordance with the provisions of subclause (a) above, at any time prior to April 28, 2013, the Borrower may, at its option, redeem up to 35% of the aggregate principal amount of Loans under this Agreement but only at an Prepayment Price equal to 108% of the aggregate principal amount of the Loans being prepaid, plus accrued and unpaid interest thereon, if any, to, but not including, such Prepayment Date with the net proceeds of one or more Equity Offerings of the Borrower; provided that at least 65% of the sum of the aggregate principal amount of Loans remains outstanding immediately after the occurrence of each such prepayment.

(c)           Except as set forth above in subclauses (a) and (b), the Loans are not prepayable at the Borrower’s option until April 28, 2013.  From and after April 28, 2013, the Borrower may prepay the Loans, in whole or in part (except that if in part, all such prepayments shall be pro rata among the Lenders) upon not less than 30 days nor more than 60 days’ prior notice to Administrative Agent at the Prepayment Price (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to, but not including, such Prepayment Date, if prepaid during the twelve-month period beginning on April 28 of each of the years indicated below:

Year                                Percentage

(i)         2013                                103%

(ii)        2014                                102%

(iii)       2015 and thereafter       100%

(d)           Any amounts so prepaid pursuant to Section 2.8(a), (b) or (c) or Section 2.9 below  or pursuant to an Asset Sale Offer as set forth Section 5.14 may not be reborrowed.  Except for prepayments declined by a Lender pursuant to an Asset Sale Offer or a Change of Control Offer, all prepayments shall be pro rata to the Lenders.

SECTION 2.9.       Change of Control Offer.

(a)           Upon a Change of Control, the Borrower shall be required to offer to each of the Lenders to prepay all of the Loans then outstanding pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the Change of Control Payment Date.  Within (A) in the case of a Change of Control under clause (3) of the definition thereof, which has not resulted from the Borrower being taken private by one or more Permitted Holders, within 365 days following such Change of Control and (B) in all other cases, 30 days following any Change of Control, the Borrower shall send notice of such Change of Control Offer to Administrative Agent (and Administrative Agent shall forward the same to each of the Lenders), with the following information:

(i)           a Change of Control Offer is being made pursuant to this Section 2.9 and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment;

(ii)          the purchase price and the purchase date, which (x) with respect to a Change of  Control referenced in clause (B) above, will be no earlier than 30 days nor later than 60 days from the date such notice is delivered to Administrative Agent and (y) with respect to a Change of Control referenced in clause (A) above shall be no later than 365 days following such Change of Control (the “Change of Control Payment Date”);

(iii)         any Note not properly tendered to Administrative Agent will remain outstanding and continue to accrue interest;

(iv)         unless the Borrower defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on, but not including, the Change of Control Payment Date;

(v)          Lenders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender their respective Notes to the Administrative Agent prior to the close of business on the third (3rd) Business Day preceding the Change of Control Payment Date; and

(b)           if the Change of Control Offer is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control.

(c)           The Borrower shall not be required to make a Change of Control Offer following a Change of Control if a notice of prepayment has been given pursuant to this Agreement as described under Section 2.8, unless and until there is a default in payment of the applicable Prepayment Price.  Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control.

SECTION 2.10.     General Provisions as to Payments.

(a)           The Borrower shall make each payment of the principal of and interest on the Loans and fees hereunder, by initiating a wire transfer not later than 11:00 A.M. (Minneapolis time) on the date when due, of Dollars in funds immediately available in New York, New York, to the Administrative Agent at its address referred to in Section 8.1, and the Borrower shall deliver a federal reference number evidencing such wire to Administrative Agent as soon as possible thereafter on the date when due.  The Administrative Agent will promptly (and in any event within one (1) Business Day after receipt thereof distribute to each Lender its ratable share of each such payment received by the Administrative Agent for the account of the Lenders.  If and to the extent that the Administrative Agent shall receive any such payment for the account of the Lenders on or before 11:00 A.M. (Minneapolis time) on any Business Day, and Administrative Agent shall not have distributed to any Lender its applicable share of such payment on such day, Administrative Agent shall distribute such amount to such Lender together with interest thereon, for each day from the date such amount should have been distributed to such Lender until the date Administrative Agent distributes such amount to such Lender in accordance with its customary procedures.  Whenever any payment of principal of, or interest on the Loans shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day.   If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b)           Unless the Administrative Agent shall have received notice from the Borrower , as the case may be, prior to the date on which any payment is due to the Lenders hereunder that the Borrower, as the case may be, will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, but shall not be obligated to, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent that the Borrower, as the case may be, shall not have so made such payment, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

SECTION 2.11.     Computation of Interest and Fees.  Interest shall be computed on the basis of a year of 360 days comprised of twelve 30-day months.

SECTION 2.12.     Use of Proceeds.  The Borrower shall use the proceeds of the Loans for general corporate purposes, including, without limitation, investment in new containers and for general working capital needs.

SECTION 2.13.     Closing Fee.  The Borrower shall, on the Effective Date, pay a closing fee to each Lender, in an amount in cash equal to 0.25% of such Lender’s commitment (such payment may be made by the wire transfer to such Lender or its order of immediately available funds on the Effective Date).

ARTICLE III

CONDITIONS

SECTION 3.1.       Closing and Borrowing.  The closing and Borrowing hereunder shall occur on the date when each of the following conditions is satisfied (or waived in writing by the Lenders), each document to be dated the Closing Date unless otherwise indicated:

(a)           the Borrower as of the Closing Date shall have executed and delivered to each Lender a Note for the account of such Lender dated on or before the Closing Date complying with the provisions of Section 2.4;

(b)           the Borrower and the Administrative Agent and each of the Lenders shall have executed and delivered to the Borrower and the Administrative Agent a duly executed original of this Agreement;

(c)           Each Guarantor shall have executed and delivered to the Administrative Agent a duly executed original of the Guaranty;

(d)           the Administrative Agent shall have received an opinion of Conyers Dill & Pearman Limited, Bermuda counsel for the Borrower and each Guarantor and Skadden, Arps, Slate, Meagher & Flom LLP, United States counsel for the Borrower  and each Guarantor acceptable to the Lenders and their counsel;

(e)           the Administrative Agent shall have received all documents the Lenders may reasonably request relating to the existence of the Borrower and each Guarantor, the authority for and the validity of this Agreement and the other Loan Documents, the incumbency of officers executing this Agreement and the other Loan Documents and any other matters relevant hereto, all in form and substance satisfactory to the Lenders;

(f)            the Borrower and each Guarantor shall have executed a solvency certificate acceptable to the Lenders;

(g)           the Administrative Agent shall have received all certificates (including a customary closing certificate), agreements and other documents and papers (including a letter of appointment of an agent for service of process)  and the Notice of Borrowing, in sufficient counterparts, satisfactory in form and substance to the Lenders in their sole discretion;

(h)           the Borrower shall have taken all actions required to authorize the execution and delivery of this Agreement and the other Loan Documents and the performance thereof by the Borrower;

(i)            each Guarantor shall have taken all actions required to authorize the execution and delivery of the Guaranty and the performance thereof by each Guarantor as of the Closing Date;

(j)            the Lenders shall be satisfied that neither the Borrower nor any Guarantor is subject to any present or contingent environmental liability which could have a Material Adverse Effect and the Borrower shall have delivered a certificate so stating;

(k)           the Borrower shall have delivered copies of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by the Borrower and  each Guarantor, and the validity and enforceability, of the Loan Documents, or in connection with any of the transactions contemplated thereby, and such consents, licenses and approvals shall be in full force and effect;

(l)            immediately after such Borrowing, the aggregate outstanding principal amount of the Loans will not exceed the aggregate amount of $50,000,000;

(m)          immediately before and after such closing and Borrowing, no Default or Event of Default shall have occurred and be continuing both before and after giving effect to the making of such Loans;

(n)           the representations and warranties of  or with respect to the Credit Parties contained in this Agreement  shall be true and correct in all material respects (unless qualified by materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct) on and as of the date of such closing and Borrowing both before and after giving effect to the making of such Loans (other than representations and warranties which expressly speak as of a different date, which shall be true and correct in all material respects (unless qualified by materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct) as of such different date);

(o)           no law or regulation shall have been adopted, no order, judgment or decree of any governmental authority shall have been issued, and no litigation shall be pending, which does or seeks to enjoin, prohibit or restrain, the making or repayment of the Loans or the consummation of the transactions contemplated by this Agreement; and

(p)           The Borrower shall have paid all fees and expenses required to be paid hereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent and each of the other Lenders which is or may become a party to this Agreement to make the Loans, the Borrower makes the following representations and warranties as of the Closing Date.  Such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the other Loan Documents and the making of the Loans.

SECTION 4.1.       Existence and Power.  The Borrower is a Bermuda exempted company, duly formed and validly existing under the laws Bermuda has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct and has been duly qualified and is in good standing in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect.  Each other Credit Party, duly formed, validly existing and in good standing under the laws of the jurisdiction in which it has been formed and has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct and has been duly qualified and is in good standing in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect.

SECTION 4.2.       Power and Authority.  Each Credit Party has the requisite power and authority to execute, deliver and carry out the terms and provisions of each of the Loan Documents to which it is a party and has taken all necessary action, if any, to authorize the execution and delivery on behalf of such Credit Party and the performance by such Credit Party of the Loan Documents to which it is a party.  Each Credit Party has duly executed and delivered each Loan Document to which it is a party in accordance with the terms of this Agreement, and each such Loan Document constitutes the legal, valid and binding obligation of such Credit Party, enforceable in accordance with its terms, except as enforceability may be limited by applicable insolvency, bankruptcy or other laws affecting creditors rights generally, or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

SECTION 4.3.       No Violation.  Neither the execution, delivery or performance by or on behalf of a Credit Party of the Loan Documents to which it is a party, nor compliance by such Credit Party with the terms and provisions thereof nor the consummation of the transactions contemplated by such Loan Documents, (i) will materially contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will materially conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien other than a Permitted Lien upon any of the property or assets of such Credit Party pursuant to the terms of any indenture, mortgage, deed of trust, or other agreement or other instrument to which such is a party or by which it or any of its property or assets is bound or to which it is subject (except for such breaches and defaults under loan agreements which the lenders thereunder have agreed to forbear pursuant to valid forbearance agreements), or (iii) will cause a material default by a Credit Party under any organizational document of any Person in which such Credit Party has an interest, the consequences of which conflict, breach or default would have a Material Adverse Effect.

SECTION 4.4.       Financial Information.  (a) The consolidated balance sheet of Borrower as of December 31, 2010, fairly presents, in conformity with GAAP, the consolidated financial position of the Credit Parties as of such date and the consolidated results of operations and cash flows for such fiscal quarter.

(b)        Since December 31, 2010, (i) nothing has occurred which could reasonably be expected to have a Material Adverse Effect, and (ii) except as set forth on Schedule 1.1(b), no Credit Party has incurred any material indebtedness or guaranty on or before the Closing Date.

SECTION 4.5.      Litigation.  Except as previously disclosed by the Borrower in writing to the Lenders, to the Borrower's knowledge, there are no threatened investigations, actions, suits or proceedings involving any Credit Party which, individually or in the aggregate, could reasonably be expected to give rise to a Material Adverse Effect.

SECTION 4.6.      Environmental.  The Borrower conducts reviews of the effect of Environmental Laws on the business, operations and properties of the Credit Parties when necessary in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, and any actual or potential liabilities to third parties, including, without limitation, employees, and any related costs and expenses).  On the basis of this review, the Borrower has reasonably concluded that such associated liabilities and costs, including, without limitation, the costs of compliance with Environmental Laws, are unlikely to have a Material Adverse Effect.

SECTION 4.7.      Taxes.  Each Credit Party filed all income tax returns and all other tax returns which are required to be filed by it, if any, and has paid all taxes due pursuant to such returns, if any, or pursuant to any assessment received by any, except for any taxes or assessments which are being contested in good faith by appropriate proceedings and with respect thereto adequate reserves have been established in accordance with GAAP, and except, to the extent that any such failure could not reasonably be expected to give rise to a Material Adverse Effect.  The charges, accruals and reserves on the books of the Borrower, in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

SECTION 4.8.      Full Disclosure.  All information heretofore furnished by the Borrower to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby or thereby is true and accurate in all material respects on the date as of which such information is stated or certified.  The Borrower has disclosed to the Lenders, in writing any and all facts which have or may have (to the extent the Borrower can now reasonably foresee) a Material Adverse Effect.

SECTION 4.9.      Solvency.  On the Closing Date and after giving effect to the transactions contemplated by the Loan Documents occurring on the Closing Date, each Credit Party will be Solvent.

SECTION 4.10.    Use of Proceeds.  All proceeds of the Loans will be used by the Borrower only in accordance with the provisions hereof.  Neither the making of any Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of regulations T, U, or X of the Federal Reserve Board.

SECTION 4.11.    Governmental Approvals.  No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of any Loan Document or the consummation of any of the transactions contemplated thereby other than those that have already been duly made or obtained and remain in full force and effect or those which, if not made or obtained, would not have a Material Adverse Effect.

SECTION 4.12.    Investment Company Act; Public Utility Holding Company Act.  No Credit Party is (x) an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended, (y) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of either a "holding company" or a "subsidiary company" within the meaning of the Public Utility Holding Company Act of 2005, or (z) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

SECTION 4.13.    Principal Offices.  As of the Closing Date, the principal office, chief executive office and principal place of business of the each Credit Party is listed on Schedule 4.13.

SECTION 4.14.    Patents, Trademarks, etc.  The Credit Parties, either directly or through Subsidiaries, have obtained and holds in full force and effect all patents, trademarks, servicemarks, trade names, copyrights and other such rights, free from burdensome restrictions, which are necessary for the operation of its business as presently conducted, the impairment of which is likely to have a Material Adverse Effect.

SECTION 4.15.    Judgments.  As of the Closing Date, there are no final, non-appealable judgments or decrees in an aggregate amount of Ten Million Dollars ($10,000,000) or more entered by a court or courts of competent jurisdiction against any Credit Party (other than judgments as to which, and only to the extent, a reputable insurance company has acknowledged coverage of such claim in writing or which have been paid or stayed).

SECTION 4.16.    No Default.  No Event of Default or, to the Borrower's knowledge, Default exists under or with respect to any Loan Document and no Credit Party is in default in any material respect beyond any applicable grace period under or with respect to any other material agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound in any respect, the existence of which default is likely to result in a Material Adverse Effect.

SECTION 4.17.    Licenses, etc.  Each Credit Party, either directly or through Subsidiaries, has obtained and does hold in full force and effect, all franchises, licenses, permits, certificates, authorizations, qualifications, accreditation, easements, rights of way and other consents and approvals which are necessary for the operation of its businesses as presently conducted, the absence of which is likely to have a Material Adverse Effect.

SECTION 4.18.    Compliance With Law.  To the Borrower's knowledge, each Credit Party is, and have been, in compliance with all applicable law, including, without limitation, the Securities Act and the Investment Company Act, including the rules and regulations promulgated thereunder, except to the extent that such failure could not reasonably be expected to give rise to a Material Adverse Effect.  Without limiting the foregoing, to the extent applicable, each Credit Party is in compliance in all material respects with the regulations and rules promulgated by the U.S. Department of Treasury and/or administered by the U.S. Office of Foreign Asset Controls (“OFAC”), including U.S. Executive Order No. 13224, and other related statutes, laws and regulations (collectively, the “Subject Laws”).

SECTION 4.19.    No Burdensome Restrictions.  Except as may have been disclosed by the Borrower in writing to the Lenders, no Credit Party is a party to any agreement or instrument or subject to any other obligation or any charter or corporate or partnership restriction, as the case may be, which, individually or in the aggregate, is likely to have a Material Adverse Effect.

SECTION 4.20.    Insurance.  The Credit Parties have maintained liability insurance on its present and future properties, assets, and business against such casualties, risks and contingencies, and in such types and amounts, as are consistent with customary practices and standards in its industry, except where the failure to maintain the same could have a Material Adverse Effect.

SECTION 4.21.    Organizational Documents.  The documents delivered pursuant to Section 3.1(e) constitute, as of the Closing Date, all of the organizational documents (together with all amendments and modifications thereof) of the Borrower and Guarantor.  The Borrower represents that it has delivered to the Administrative Agent true, correct and complete copies of each such documents.

ARTICLE V

AFFIRMATIVE AND NEGATIVE COVENANTS

The Borrower covenants and agrees that, so long as any Obligations remain unpaid:

SECTION 5.1.      Information. The Borrower will deliver to each of the Lenders with a copy to the Administrative Agent:

(a)           as soon as available (but in no event later than 90 days after the end of each Fiscal Year of the Borrower plus any grace period provided by Rule 12b-25 under the Exchange Act ), a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of operations and consolidated statements of cash flow for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, prepared in accordance with GAAP, and reported on by Ernst & Young or other independent public accountants of nationally recognized standing;

(b)           as soon as available (but in no event later than 45 days after the end of each of the first three quarters of each Fiscal Year of the Borrower plus any grace period provided by Rule 12b-25 under the Exchange Act), a consolidated balance sheet of the  Borrower and its Restricted Subsidiaries as of the end of such quarter and the related consolidated statements of operations and consolidated statements of cash flow for such quarter and for the portion of the Borrower's Fiscal Year ended at the end of such quarter, prepared in accordance with GAAP;

(c)           simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Borrower certifying (x) that such financial statements fairly present, in all material respects, the financial condition and the results of operations of the Borrower as of the date of such certificate, in accordance with GAAP, subject, in the case of interim financial statements, to normally recurring year-end adjustments, (y) as of the date of such certificate, no Default or Event of Default hereunder has occurred and is continuing or, if any such Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof and, the action the Borrower proposes to take in respect thereof.  Such certificate shall set forth the calculations required to establish the matters described above and (z) as to the average daily balance of Indebtedness during the applicable period necessary to compute the Stated Interest Rate;

(d)           (i) within five (5) Business Days after any officer of the Borrower obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto; and (ii) promptly and in any event within five (5) Business Days after the Borrower obtains knowledge thereof, notice of (x) any litigation or governmental proceeding pending or threatened against any Credit Party or any assets of a Credit Party as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, is likely to individually or in the aggregate, result in a Material Adverse Effect, and (y) any other event, act or condition which is likely to result in a Material Adverse Effect;

(e)           (i) promptly upon the mailing thereof to the shareholders of Borrower generally, copies of all proxy statements so mailed and (ii) promptly upon the delivery thereof to any lender, agent or trustee under any Qualified Securitization Transaction, copies of the monthly management reports (which management reports, the Borrower may, at its option, deliver electronically to Administrative Agent (rather than a delivery pursuant to Section 8.1  or as provided below in this Section 5.1) at David.Bergstrom@wellsfargo.com) and shall be deemed delivered when such email is received (Administrative Agent shall deliver a copy of the same to each Lender);

(f)            promptly upon the filing thereof, copies of all reports on Forms 10-K and 10-Q (or their equivalents) (other than the exhibits thereto, which exhibits will be provided upon request therefor by any Lender) which Borrower shall have filed with the Securities and Exchange Commission;

(g)           promptly and in any event within thirty (30) days, if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, and in the case of clauses (i) through (vii) above, which event could result in a Material Adverse Effect, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

(h)           promptly and in any event within ten (10) days after the Borrower obtains actual knowledge of any of the following events, a certificate of the Borrower, executed by an officer of the Borrower, specifying the nature of such condition, and the Borrower's or, if the Borrower has actual knowledge thereof, the Environmental Affiliate's proposed initial response thereto:  (i) the receipt by the Borrower, or any of the Environmental Affiliates of any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Borrower, or any of the Environmental Affiliates, is not in compliance with applicable Environmental Laws, and such noncompliance is likely to have a Material Adverse Effect, (ii) the existence of any Environmental Claim pending against the Borrower or any Environmental Affiliate and such Environmental Claim is likely to have a Material Adverse Effect or (iii) any release, emission, discharge or disposal of any Material of Environmental Concern that is likely to form the basis of any Environmental Claim against the Borrower or any Environmental Affiliate which in any such event is likely to have a Material Adverse Effect;

(i)           promptly and in any event within five (5) Business Days after receipt of any notices or correspondence from any company or agent for any company providing insurance coverage to any Credit Party relating to any loss which is likely to result in a Material Adverse Effect, copies of such notices and correspondence; and

(j)           from time to time such additional information regarding the financial position or business of the Credit Parties as the Administrative Agent, at the request of any Lender, may reasonably request in writing (subject to the confidentiality provisions hereof).

Documents required to be delivered pursuant to subsections (a), (b), (e) or (f) above (to the extent any such documents are included in materials otherwise filed with the Commission) shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents or provides a link thereto on the Borrower’s website or (ii) on which such documents are posted on the Borrower on behalf on Intralinks/IntraAgency or another relevant website, if any, to which the Administrative Agent and each of the Lenders have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

In addition to the information required to be delivered by the Borrower to the Lenders pursuant to this Section 5.1, the Borrower shall also deliver to the Administrative Agent, no later than one (1) Business Day prior to the Interest Payment Date, the computation of the Stated Interest Rate.

SECTION 5.2.      Payment of Obligations.  The Borrower will  pay and discharge and cause each Credit Party to pay and discharge, at or before maturity, all their respective material obligations and liabilities including, without limitation, any obligation pursuant to any agreement by which it or any of its properties is bound, in each case where the failure to so pay or discharge such obligations or liabilities is likely to result in a Material Adverse Effect, and will maintain in accordance with GAAP, appropriate reserves for the accrual of any of the same.

SECTION 5.3.      Maintenance of Assets. The Borrower will cause all Assets owned by the Borrower or any Credit Party or used or held for use in the conduct of its business or the business of any Credit Party to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section shall prevent the Borrower from discontinuing the maintenance of any of such Assets if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its business or the business of any other Credit Party and not likely to result in a Material Adverse Effect.

SECTION 5.4.      Maintenance of Existence.  The Borrower shall preserve and shall cause each Credit Party to preserve, renew and keep in full force and effect, their respective partnership, limited liability company, corporate or other similar existence and their respective rights, privileges and franchises necessary for the normal conduct of business unless the failure to maintain such rights and franchises does not have a Material Adverse Effect.

SECTION 5.5.      Compliance with Laws.  The Borrower will, and will cause each other Credit Party to, comply in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where the failure to do so will not have a Material Adverse Effect or expose Administrative Agent or Lenders to any material liability therefor.

SECTION 5.6.      Inspection of Assets, Books and Records.  The Borrower will keep and shall cause each of the other Credit Parties to keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities in conformity with GAAP, modified as required by this Agreement and applicable law; and will permit representatives of any Lender, at such Lender's expense, or from and after an Event of Default, at Borrower's expense, to visit and inspect any of its properties and so long as disclosure of such information could not result in a violation of, or expose any Credit Party to any material liability under, any applicable law, ordinance or regulation or any agreements with unaffiliated third parties that are binding on the Credit Parties or any of their Subsidiaries to examine and make abstracts from any of its books and records and to discuss its affairs, finances and accounts with its officers and independent public accountants, all at such reasonable times during normal business hours, upon reasonable prior notice and as often as may reasonably be desired.  The Lender requesting any such visit or inspection shall coordinate any such visit or inspection.

SECTION 5.7.      Existence.  The Borrower shall do or cause to be done, all things necessary to preserve and keep in full force and effect its, and each Credit Parties' existence and its patents, trademarks, servicemarks, tradenames, copyrights, franchises, licenses, permits, certificates, authorizations, qualifications, accreditation, easements, rights of way and other rights, consents and approvals the nonexistence of which is likely to have a Material Adverse Effect.

SECTION 5.8.      Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a)           The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness and the Borrower shall not issue any shares of Disqualified Stock and shall not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or preferred stock; provided, however, that the Borrower may incur Indebtedness or issue shares of Disqualified Stock, and any Guarantor may incur Indebtedness, issue shares of Disqualified Stock and issue shares of preferred stock, if (i) the Fixed Charge Coverage Ratio for the Borrower and the Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.50 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period and (ii) after giving effect to any such incurrence and the application of the net proceeds therefrom, the amount of Indebtedness incurred in reliance on this Section 5.8(a) does not exceed Fifty Million Dollars ($50,000,000); and, provided, further, that, prior to the incurrence of any such Indebtedness, Disqualified Stock or preferred stock, AIC shall have been offered in good faith a reasonable opportunity (which may be offered simultaneously to other Persons) to loan such money or purchase such Indebtedness and, if AIC declines such offer or an agreement on a term sheet is not reached between AIC and Borrower within ten (10) Business Days of such bona fide offer being presented to AIC, Borrower or a Restricted Subsidiary may incur such Indebtedness, Disqualified Stock or preferred stock with any other Person on any terms as Borrower or such Restricted Subsidiary shall elect.

(b)           The foregoing limitations shall not apply to:

(i)           the incurrence of Indebtedness by the Borrower or any of the Restricted Subsidiaries under Credit Facilities (including, for the avoidance of doubt, the Credit Facilities in existence on the Closing Date) in an aggregate amount at any time outstanding not to exceed One Hundred and Twenty Million Dollars ($120,000,000) relating to the purchase, lease, acquisition, improvement or modification of any containers, generator sets or other assets used or useful in the Borrower's or the Restricted Subsidiaries' business and whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, so long as the amount of such Indebtedness does not exceed 85.0% of the purchase price of such assets and any improvements or modifications thereto;

(ii)           the incurrence of Indebtedness by the Borrower and the Guarantors under this Facility and any Refinancing Indebtedness (in whole or in part) in respect thereof;

(iii)          Existing Indebtedness (other than Indebtedness described in clause (i) and (ii) above), whether drawn or undrawn as of the Closing Date, and any Refinancing Indebtedness (in whole or in part) in respect thereof  (provided that in connection with the upsizing of any Existing Indebtedness which, as of the Closing Date, is partially recourse to the Borrower, only the increase to the Borrower's recourse shall be subject to clause (v) below);

(iv)          Capitalized Lease Obligations incurred by the Borrower or any of its Restricted Subsidiaries, in an aggregate amount at any time outstanding not to exceed the greater of (x) Ten Million Dollars ($10,000,000) million and (y) 1.0% of Total Assets;

(v)           the incurrence of (A) Indebtedness under any Qualified Securitization Transactions and any Refinancing Indebtedness  in respect thereof   and (B) other Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries and any Refinancing Indebtedness in respect thereof in an aggregate amount at any time outstanding of up to Eighty Million Dollars ($80,000,000), in each case of subclauses (A) or (B) relating to the purchase, lease, acquisition, improvement or modification of any containers, generator sets or other assets used or useful in the Borrower's or the Restricted Subsidiaries' business and whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, so long as the amount of such Indebtedness does not exceed 85.0% of the purchase price of such assets and any improvements or modifications thereto;

(vi)          the incurrence of Indebtedness  and any Refinancing Indebtedness in respect thereof incurred by the Borrower or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not to exceed the greater of (x) Twenty-Five Million Dollars ($25,000,000) million and (y) 2.5% of Total Assets;

(vii)         Indebtedness of any Guarantor in respect of such Guarantor’s Guaranty;

(viii)        any Hedging Obligations related to any Indebtedness or Refinancing Indebtedness in respect thereof permitted to be incurred pursuant to clauses (i) through (vii) above; provided that with respect to Hedging Obligations related to anticipated Indebtedness, such Hedging Obligations are created no earlier than 180 days before such Indebtedness is actually incurred.

(c)           For purposes of determining compliance with this Section 5.8, in the event that an item of Indebtedness, Disqualified Stock or preferred stock meets the criteria of more than one of the categories of described in clauses (i) through (viii) of Section 5.8(b) above or is entitled to be incurred pursuant to Section 5.8(a), the Borrower, in its sole discretion, may classify or reclassify such item in any manner that complies with this Section 5.8 and the Borrower may divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Sections 5.8(a) and (b).  Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, Disqualified Stock or preferred stock shall not be deemed to be an incurrence of Indebtedness, Disqualified Stock or preferred stock for purposes of this Section 5.8.

(d)           For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate (as reasonably determined by the Administrative Agent) in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate (as reasonably determined by the Administrative Agent) in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

(e)           The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate (as reasonably determined by the Administrative Agent) applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

(f)           Notwithstanding anything to the contrary, the Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness which is subordinated in right of payment to any other Indebtedness of the Borrower or such Restricted Subsidiary, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Loans or guarantees thereof, as the case may be.

SECTION 5.9.      Borrower and/or Guarantor May Consolidate, Etc., Only on Certain Terms.

(a)           The Borrower may not amalgamate, consolidate or merge with or into or wind up into (whether or not the Borrower is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(i)           the Borrower is the surviving corporation or the Person formed by or surviving any such amalgamation, consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Borrower”);

(ii)           the Successor Borrower, if other than the Borrower, expressly assumes all the obligations of the Borrower under this Agreement and the Notes pursuant to documents or instruments in form reasonably satisfactory to the Lenders;

(iii)         immediately after such transaction no Default or Event of Default exists;

(iv)         immediately after giving pro forma effect to such transaction, as if such transaction had occurred on the first day of such applicable four-quarter period,

(1)           the Successor Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 5.8(a), or

(2)           the Fixed Charge Coverage Ratio for the Successor Borrower and the Restricted Subsidiaries would be greater than such ratio for the Borrower and the Restricted Subsidiaries immediately prior to such transaction;

(v)          each Guarantor, unless it is the other party to the transactions described above, shall ratify and reconfirm such Guarantor's Guaranty;

(vi)         the Borrower shall have delivered to the Administrative Agent an Officers’ Certificate and an opinion of counsel, each stating that such amalgamation, consolidation, merger or transfer comply with this Agreement; and

(vii)        the Successor Borrower shall succeed to, and be substituted for the Borrower under this Agreement and the Notes.

 Notwithstanding clauses (iii) and (iv) above,

(1)           any Restricted Subsidiary may amalgamate, consolidate with, merge into or transfer all or part of its properties and assets to the Borrower; and

(2)           the Borrower may amalgamate or merge with an Affiliate incorporated solely for the purpose of reincorporating the Borrower in another State of the United States so long as the amount of Indebtedness of the Borrower and the Restricted Subsidiaries is not increased thereby.

(b)           Each Guarantor shall not, and the Borrower shall not permit any Guarantor to, amalgamate, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person (other than the Borrower or another Guarantor) unless:

(i)           such Guarantor is the surviving Person or the Person formed by or surviving any such amalgamation, consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(ii)          the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under this Agreement and such Guarantor’s Guaranty pursuant to documents or instruments in form reasonably satisfactory to the Administrative Agent;

(iii)         immediately after such transaction no Default or Event of Default exists;

(iv)         the Borrower shall have delivered to the Administrative Agent an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer comply with this Agreement;

(v)          the Successor Person shall succeed to, and be substituted for, such Guarantor under this Agreement and such Guarantor’s Guaranty.  Notwithstanding the foregoing, any Guarantor may merge into or transfer all or part of its properties and assets to another Guarantor or the Borrower.

SECTION 5.10.    Changes in Business.   The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Similar Businesses, except to such extent as would not be material to the Borrower and its Restricted Subsidiaries taken as a whole.

SECTION 5.11.    Limitation on Restricted Payments.

(a)           The Borrower shall not, and shall not permit any Credit Party to, directly or indirectly:

(i)           declare or pay any dividend or make any distribution on account of the Credit Party’s Equity Interests, including any dividend or distribution payable in connection with any merger, amalgamation or consolidation other than:

(1)           dividends or distributions by the Borrower payable in Equity Interests (other than Disqualified Stock) of the Borrower or in options, warrants or other rights to purchase such Equity Interests; or

(2)           dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(ii)          purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Borrower, including in connection with any merger, amalgamation or consolidation;

(iii)         make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness or

(iv)         make any Restricted Investment;

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

(1)           no Default under Section 6.1(a) or 6.1(b) hereof or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2)           immediately after giving effect to such transaction on a pro forma basis, the Borrower could incur $1.00 of additional Indebtedness under Section 5.8(a); and

(3)           such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries after the date hereof (including Restricted Payments permitted by clauses (i), (ii) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (B) thereof only) and (iii) of Section 5.11(b), but excluding all other Restricted Payments permitted by Section 5.11(b)), is less than the sum of:

(A)         50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) from the beginning of the fiscal quarter commencing April 1, 2011, to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Income for such period is a deficit, less 100% of such deficit), plus

(B)         100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received by the Borrower since immediately after the Closing Date from the issue or sale of Equity Interests or contributed to the capital of Borrower (other than to the extent such amounts have been applied to Restricted Payments pursuant to Section 5.11(b)(ii) hereof) , plus

(C)         100% of the aggregate amount received in cash and the Fair Market Value, of marketable securities or other property received by the Borrower or a Restricted Subsidiary by means of: (x) the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of Restricted Investments made by the Borrower and its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Borrower and its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments by the Borrower and its Restricted Subsidiaries, in each case after the Closing Date, or (y) the sale (other than to the Borrower or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Borrower or a Restricted Subsidiary pursuant to clause (i) or (iii) of Section 5.11(b) or to the extent such Investment constituted a Permitted Investment) or a dividend or distribution from an Unrestricted Subsidiary in each case after the date hereof;  plus

(D)         in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the Fair Market Value of the Investment in such Unrestricted Subsidiary (equal to the amount of such Investment upon the designation as an Unrestricted Subsidiary), other than to the extent the Investment in such Unrestricted Subsidiary was made by the Borrower or a Restricted Subsidiary pursuant to clause (iii) of Section 5.11(b) or to the extent such Investment constituted a Permitted Investment.

(b)           The foregoing provisions shall not prohibit:

(i)          so long as no Default under Section 6.1(a) or 6.1(b) hereof or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, Restricted Payments that do not exceed Twenty Million Dollars ($20,000,000) in the aggregate during the Term;

(ii)         a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of the Borrower held by any future, present or former employee, director or consultant of the Borrower, any of its Subsidiaries or any of its direct or indirect parents pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate Restricted Payments made under this clause (2) do not exceed in any calendar year Two Million Dollars ($2,000,000) (with unused amounts in any calendar year being carried over to two (2) succeeding calendar years subject to a maximum (without giving effect to the following proviso) of Four Million Dollars ($4,000,000) in any calendar year); and

(iii)        so long as no Default under Section 6.1(a) or 6.1(b) hereof or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (iii) that are at the time outstanding, not to exceed the greater of (x) Ten Million Dollars ($10,000,000) and (y) 1.0% of Total Assets at the time of such investment; provided, that the amount of Investments that may be made pursuant to this clause (iii) shall be reduced by the Fair Market Value of the proceeds received by the Borrower and/or its Restricted Subsidiaries from the subsequent sale, disposition or other transfer of such Investments (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

(c)           As of the date hereof, all of the Borrower's Subsidiaries shall be Restricted Subsidiaries.  The Borrower shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary” in this Agreement.  For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrower and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.”  Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, pursuant to Section 5.11(a) or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.  Unrestricted Subsidiaries shall not be subject to any of the restrictive covenants set forth in this Agreement.

SECTION 5.12.    Limitation on Liens.

(a)           The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien that secures obligations under any Indebtedness or any related Guaranties of any kind upon any of their property or assets, now owned or hereafter acquired, except for Permitted Liens.

SECTION 5.13.    Limitations on Transactions with Affiliates.

(a)          The Borrower shall not, and shall not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each of the foregoing, an "Affiliate Transaction") involving aggregate payments or consideration in excess of Five Million Dollars ($5,000,000), unless:

(i)           taken as a whole, such Affiliate Transaction is on terms that are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by the Borrower or such Restricted Subsidiary with an unrelated Person;

(ii)          the Borrower delivers to the Administrative Agent and the Lenders with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of Fifteen Million Dollars ($15,000,000), a resolution adopted by the majority of the Board of Directors approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (i) above; and

(iii)         the Borrower delivers to the Administrative Agent and the Lenders with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of Fifty Million Dollars ($50,000,000), a copy of a written opinion either (x) as to the fairness of such Affiliate Transaction to the Borrower or such Restricted Subsidiary from a financial point of view issued by an Independent Financial Advisor or (y) that the Affiliate Transaction meets the requirements of clause (i) of the preceding paragraph.

(b)           The foregoing provisions will not apply to the following:

(i)           transactions between or among the Borrower and/or any of the Restricted Subsidiaries;

(ii)          Restricted Payments permitted by Section 5.11 (not including, for the avoidance of doubt, Permitted Investments);

(iii)         the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, employees or consultants of the Borrower, any of its direct or indirect parents, or any Restricted Subsidiary;

(iv)         transactions in which the Borrower or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction, taken as a whole, is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(v)          payments or loans (or cancellation of loans) to employees or consultants of the Borrower, or any Restricted Subsidiary in the ordinary course of business which are approved by a majority of the Board of Directors of the Borrower in good faith;

(vi)         any agreement as in effect as of the Closing Date, or any amendment thereto (so long as any such amendment, taken as a whole, is no less favorable to the Borrower and its Restricted Subsidiaries than the agreement in effect on the date of this Agreement (as determined by the Board of Directors of the Borrower in good faith));

(vii)        the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under the terms of, any shareholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (vii) to the extent that the terms of any such amendment or new agreement, taken as a whole, is no less favorable to the Borrower and its Restricted Subsidiaries than the agreement in effect on the date of this Agreement (as determined by the Board of Directors of the Borrower in good faith);

(viii)       transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Agreement which are fair to the Borrower and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Borrower or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party (as determined by the Board of Directors of the Borrower in good faith);

(ix)          the issuance of Equity Interests (other than Disqualified Stock) of the Borrower to any Affiliate of the Borrower;

(x)           transactions or payments pursuant to any employee, officer or director compensation or benefit plans, employment agreements, severance agreement, indemnification agreements or any similar arrangements entered into in the ordinary course of business or approved in good faith by the Board of Directors of the Borrower;

(xi)          transactions in the ordinary course with (A) Unrestricted Subsidiaries so long as on an arm's length basis and the terms of any such transactions are no less favorable to the Borrower or Restricted Subsidiary than that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person or (B) joint ventures in which the Borrower or a Subsidiary of the Borrower holds or acquires an ownership interest (whether by way of Capital Stock or otherwise) so long as on an arm's length basis and the terms of any such transactions are no less favorable to the Borrower or Restricted Subsidiary participating in such joint ventures than they are to other joint venture partners that are not otherwise Affiliates of the Borrower;

(xii)         transactions with a Person (other than an Unrestricted Subsidiary of the Borrower) that is an Affiliate of the Borrower solely because the Borrower owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person so long as on an arm's length basis and the terms of any such transactions are no less favorable to the Borrower or Restricted Subsidiary owning such Equity Interest than they are to other Persons owning Equity Interests that are not otherwise Affiliates of the Borrower;

(xiii)        [reserved];

(xiv)        [reserved];

(xv)         [reserved];

(xvi)        Sale and Leaseback Transactions on an arm's length basis (and subject to delivery of resolutions or opinions described in Section 5.13(a) above) by and among Affiliates of the Sponsor and the Borrower and its Subsidiaries, as the case may be, permitted under the Agreement; and

(xvii)       sales or resales of Securitization Assets or assets in connection with any Qualified Securitization Transaction.

SECTION 5.14.    Asset Sales

(a)           The Borrower shall not, and shall not permit any Restricted Subsidiary to, cause, make or suffer to exist an Asset Sale, unless:

(1)           the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of; or

(2)           except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents

Within 365 days after the Borrower’s or a Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale covered by this clause (a) the Borrower or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale (i) to prepay or repay Pari Passu Indebtedness permitted to be incurred pursuant to this Agreement to the extent required by the terms thereof (provided that with respect to any Pari Passu Indebtedness that is pari passu in right of payment with the Loans, an Asset Sale Offer pursuant to clause (iii) below is made to the Lenders on a pro rata basis); (ii) to reduce any Indebtedness of a Restricted Subsidiary other than Indebtedness owed to the Borrower or another Restricted Subsidiary; provided that the acquisition of Indebtedness of a Restricted Subsidiary by the Borrower shall constitute a reduction in such Indebtedness; (iii) to make one or more offers to the Lenders to purchase the Lenders' Loans (pro rata) pursuant to and subject to the conditions contained in this Agreement (each, an “Asset Sale Offer”) at a purchase price equal to 100% the of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, such offer to be conducted in accordance with the procedures set forth below for an Asset Sale Offer but without any limitation in amount; (iv) to make an investment in (a) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Borrower or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other Assets, in each of (a), (b) and (c), used or useful in a Similar Business; and (v) to make an investment in (a) any one or more businesses; provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Borrower or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties or (c) other assets that, in each of (a), (b) and (c), replace the businesses, properties and assets that are the subject of such Asset Sale.

Any Net Proceeds from the Asset Sales covered by this clause (a) that are not invested or applied as provided and within the time period set forth in the first sentence of the immediately preceding paragraph shall be deemed to constitute “Excess Proceeds.”  In the case of clauses (iv) and (v) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment; provided that (x) such investment is consummated within 545 days after receipt by the Borrower or any Restricted Subsidiary of the Net Proceeds of any Asset Sale and (y) if such investment is not consummated within the period set forth in subclause (x), the Net Proceeds not so applied will be deemed to be Excess Proceeds.  When the aggregate amount of Excess Proceeds exceeds Ten Million Dollars ($10,000,000), the Borrower shall make an Asset Sale Offer to all the Lenders, and, if required by the terms of any Pari Passu Indebtedness, to the holders of such Pari Passu Indebtedness, to purchase the maximum principal amount of Loans and such Pari Passu Indebtedness, that are $2,000 or an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date fixed for the closing of such offer, in accordance with the procedures set forth in this Agreement.  The Borrower shall commence an Asset Sale Offer with respect to Excess Proceeds within 30 days after the date that Excess Proceeds exceed   Ten Million Dollars ($10,000,000) by delivering written notice thereof to Administrative Agent.  To the extent that the aggregate amount of Loans and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Borrower may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in this Agreement.  If the aggregate principal amount of Loans or the Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Loans and such Pari Passu Indebtedness will be purchased on a pro rata basis based on the accreted value or principal amount of the Loans or such Pari Passu  Indebtedness tendered.  Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

(b)           For purposes of this Section  5.14, the following are deemed to be cash or Cash Equivalents:

(i)           any liabilities (as shown on the Borrower’s, or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Borrower or any Restricted Subsidiary constituting Pari Passu Indebtedness, indebtedness secured by assets of the Borrower or a Guarantor or indebtedness of a non-Guarantor that are assumed by the transferee of any such assets and for which the Borrower and all Restricted Subsidiaries have been validly released by all creditors in writing;

(ii)          any securities received by the Borrower, a Guarantor or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale;; and

(iii)         any Designated Non-cash Consideration received by the Borrower or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of (x) Five Hundred Thousand Dollars ($500,000) and (y) 1% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

SECTION 5.15.    Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

(a)           The Borrower shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary of the Borrower to:

(i)           pay dividends or make any other distributions on or in respect of its Capital Stock to the Borrower or any of its Restricted Subsidiaries;

(ii)          make loans or advances or to pay any Indebtedness or other obligation owed to the Borrower or any Restricted Subsidiary of the Borrower; or

(iii)         transfer any of its property or assets to the Borrower or any other Restricted Subsidiary of the Borrower,

(b)           Section 5.15(a) shall not apply to encumbrances or restrictions existing under or by reason of:

(i)           applicable law, rule, regulation or order;

(ii)          this Agreement and the Loan Documents;

(iii)         customary non-assignment provisions of any contract or any lease of any Restricted Subsidiary of the Borrower;

(iv)         any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(v)          the Existing Indebtedness (other than this Facility) and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof (including any Refinancing Indebtedness  in respect thereof); provided that any restrictions imposed pursuant to any such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing (i) are ordinary and customary with respect to facilities similar to the Existing Indebtedness (under the relevant circumstances), (ii) are not materially more restrictive, taken as a whole, than those contained in the Existing Indebtedness and (iii) will not materially affect the Borrower’s ability to make anticipated principal and interest payments on the Loans (in each case as determined in good faith by the Board of Directors of the Borrower);

(vi)         agreements existing on the Closing Date (other than those specified in clauses (i) and (v) above) to the extent and in the manner such agreements are in effect on the Closing Date and listed on Schedule 5.15;

(vii)        restrictions on the transfer of assets (other than cash) held in a Restricted Subsidiary of the Borrower imposed under any agreement governing secured Indebtedness incurred in accordance with this Agreement;

(viii)       provisions in agreements evidencing permitted secured Indebtedness under this Agreement that impose restrictions on the collateral securing such Indebtedness;

(ix)          restrictions on the transfer of assets subject to any Lien permitted under this Agreement imposed by the holder of such Lien;

(x)           restrictions imposed by any agreement to sell assets or Capital Stock permitted under this Agreement to any Person pending the closing of such sale;

(xi)          [reserved];

(xii)         the requirements of any Qualified Securitization Transaction  that are exclusively applicable to any Securitization Subsidiary formed in connection therewith;

(xiii)        customary provisions in joint venture and other similar agreements relating solely to such joint venture;

(xiv)        customary provisions in leases, licenses and other agreements entered into in the ordinary course of business;

(xv)         restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business that such contract restricts solely the property or assets that are subject to it and does not extend to any other asset or property of the Borrower or any Restricted Subsidiary;

(xvi)        other Indebtedness, Disqualified Capital Stock or Preferred Stock of Foreign Subsidiaries of the Borrower permitted to be incurred subsequent to the Closing Date pursuant to Section 5.8 hereof that impose restrictions solely on the Foreign Subsidiaries party thereto; provided that the restrictions will not materially affect the ability of the Borrowers to pay the principal, interest and premium, if any on the Loans, as determined in good faith by the Borrower; and

(xvii)       any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (ii) through (iv) and (vi) through (xvi) of this Section 5.15(b); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower’s Board of Directors, not materially more restrictive with respect to such dividend and other payment restrictions, taken as a whole, than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

SECTION 5.16.    Limitation on Guaranties by Restricted Subsidiaries.

(a)           The Borrower shall not permit any Restricted Subsidiary which is not a Guarantor, other than (i) an Excluded Restricted Subsidiary or (iii) a Securitization Subsidiary or a Foreign Subsidiary (except any Securitization Subsidiary or a Foreign Subsidiary that guarantees any Indebtedness of the Borrower or another Restricted Subsidiary that is a Domestic Subsidiary and is not a Securitization Subsidiary), directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of the Borrower or another Restricted Subsidiary, unless, in any such case:

(i)           such Restricted Subsidiary promptly, but in any event within 30 days executes and delivers a Guaranty Joinder, the form of which is attached as Exhibit C (the "Guaranty Joinder Agreement") hereto, providing a Guaranty of the Loans by such Subsidiary; and

(ii)          if such assumption, guarantee or other liability of such Restricted Subsidiary is provided in respect of Indebtedness that is expressly subordinated to the Loans, the guarantee or other instrument provided by such Restricted Subsidiary in respect of such subordinated Indebtedness shall be subordinated to the Guaranty pursuant to subordination provisions no less favorable to Lenders than those contained in this Agreement.

(b)           Notwithstanding Section 5.16(a), any such Guaranty by a Restricted Subsidiary of the Borrower of the Loans shall provide by its terms that it shall be automatically and unconditionally released and discharged, without any further action required on the part of the Administrative Agent or any Lender, upon:

(i)           the unconditional release of such Restricted Subsidiary from its liability in respect of the Indebtedness in connection with which such Guaranty was executed and delivered pursuant to Section 5.16(a); or

(ii)          any sale or other disposition (by merger, amalgamation or otherwise) to any Person that is not a Restricted Subsidiary of the Borrower of all of the Borrower’s Capital Stock in, or all or substantially all of the assets of, such Restricted Subsidiary; provided that: (a) such sale or disposition of such Capital Stock or assets is otherwise in compliance with the terms of this Agreement; and (b) such assumption, guarantee or other liability of such Restricted Subsidiary has been released by the holders of the other Indebtedness so guaranteed.

SECTION 5.17.    Limitation on Sale and Leaseback Transactions

(a)           The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction; provided that the Borrower and any Restricted Subsidiary of the Borrower may enter into a Sale and Leaseback Transaction if:

(i)           the Borrower or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction pursuant to Section 5.8 hereof and (b) incurred a Lien to secure such Indebtedness pursuant to Section 5.12 hereof;

(ii)           the consideration of such Sale and Leaseback Transaction is at least equal to the Fair Market Value of the property that is the subject of that Sale and Leaseback Transaction; and

(iii)           the transfer of assets in such Sale and Leaseback Transaction is permitted by, and the Borrower applies the proceeds of such transaction in compliance with Section 5.14 hereof.

ARTICLE VI

DEFAULTS

SECTION 6.1.      Events of Default.  An "Event of Default" wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)           the failure to pay interest on the Loans when the same becomes due and payable and the default continues for a period of 30 days;

(b)           the failure to pay the principal on the Loans, when such principal becomes due and payable, at maturity, upon prepayment or otherwise (including the failure to make a payment to purchase Loans tendered pursuant to a Change of Control Offer);

(c)           a default in the observance or performance of any other covenant or agreement contained in this Agreement or any other Loan Document and such default continues for a period of 60 days after the Borrower receives written notice specifying the default (and demanding that such default be remedied) from the Administrative Agent or the holders of at least Twenty-Five Percent (25%) of the then outstanding principal amount of all Loans issued under this Agreement;

(d)           (A) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof), the principal amount of any Indebtedness (other than Non-Recourse Indebtedness) of the Borrower or any Restricted Subsidiary of the Borrower; (B) the acceleration of the final stated maturity of any Indebtedness (other than Non-Recourse Indebtedness) of the Borrower or any Restricted Subsidiary of the Borrower; or (C) prior to the Disposition Date, the failure to pay when due, or the failure to observe any material term, covenant or agreement in, any Subordinated Indebtedness (other than Non-Recourse Indebtedness), which failure would permit (assuming the giving of appropriate notice if required) the holder or holders thereof to accelerate the maturity thereof; if, in either case of the foregoing subclauses (A), (B) and (C), the aggregate principal amount of such Indebtedness, together with the principal amount of any other Indebtedness (other than Non-Recourse Indebtedness) under this clause (d) is equal to or exceeds Twenty Million Dollars ($20,000,000);

(e)           one or more judgments in an aggregate amount in excess of Twenty Million Dollars ($20,000,000) shall have been rendered against the Borrower or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable (other than any judgments as to which, and only to the extent, a reputable insurance company has acknowledged coverage of such judgments in writing);

(f)           the Borrower or any of Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of the Bankruptcy Code:

(i)           commences proceedings to be adjudicated bankrupt or insolvent;

(ii)          consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the applicable Bankruptcy Code;

(iii)         consents to the appointment of a receiver, liquidator, assignee, sequestrator or other similar official of it or for all or substantially all of its property;

(iv)         makes a general assignment for the benefit of its creditors; or

(v)          generally is not paying its debts as they become due;

(g)           a court of competent jurisdiction enters an order or decree under the Bankruptcy Code that:

(i)           is for relief against the Borrower or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, in a proceeding in which the Borrower or any such Restricted Subsidiaries, that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, is to be adjudicated bankrupt or insolvent;

(ii)          appoints a receiver, liquidator, assignee, sequestrator or other similar official of the Borrower or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, or for all or substantially all of the property of the Borrower or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; or

(iii)         orders the liquidation of the Borrower or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;

(iv)         and the order or decree remains unstayed and in effect for 60 consecutive days;

(h)           the Guaranty of any Significant Subsidiary of the Borrower shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary of the Borrower, as the case may be, denies that it has any further liability under its Guaranty or gives notice to such effect, other than by reason of the termination of this Agreement or the release of any such Guaranty in accordance with this Agreement; or

(i)           until the Disposition Date, any representation, warranty or statement made or deemed made by or on behalf of the Borrower or any Restricted Subsidiary in any Loan Document or any other document in connection therewith (including any report, certificate or financial statement furnished pursuant thereto), shall prove to have been materially incorrect when made or deemed made and such default continues for a period of 30 days after any Officer of the Borrower obtains actual knowledge thereof.

SECTION 6.2.      Acceleration.

(a)           If an Event of Default (other than an Event of Default specified in clause (f) or (g) of Section 6.1 hereof with respect to the Borrower) shall occur and be continuing, the Administrative Agent or Lenders holding at least Twenty-Five Percent (25%) in principal amount of the then outstanding Loans issued under this Agreement may declare the principal of and interest on all Loans outstanding to be due and payable by notice in writing to the Borrower and the Administrative Agent specifying the respective Event of Default and that it is a “notice of acceleration,” or the “Acceleration Notice,” and the same shall become immediately due and payable.

(b)           If an Event of Default specified in clause (f) or (g) of Section 6.1 hereof with respect to the Borrower occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the then outstanding Loans shall automatically become and be immediately due and payable without any declaration or other act on the part of the Administrative Agent or any Lender.

(c)           At any time after a declaration of acceleration with respect to the Loans as described in Section 6.2(a) or 6.2(b) hereof, the Lenders holding of a majority in principal amount of the Loans may rescind and cancel such declaration and its consequences:

(i)           if the rescission would not conflict with any judgment or decree;

(ii)          if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(iii)         to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(iv)         if the Borrower has paid the Administrative Agent (including its agents and counsel) its reasonable compensation and reimbursed the Administrative Agent for its expenses, disbursements and advances; and

(v)          in the event of the cure or waiver of an Event of Default of the type described in clause (f) or (g) of Section 6.1 hereof, the Administrative Agent shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

SECTION 6.3.      Other Remedies.

(a)           If an Event of Default occurs and is continuing, the Administrative Agent may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Loans or to enforce the performance of any provision of the Notes or this Agreement or any other Loan Document.

(b)           The Administrative Agent may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Administrative Agent or any Lender in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  All remedies are cumulative to the extent permitted by law.

ARTICLE VII

THE ADMINISTRATIVE AGENT

SECTION 7.1.      Appointment and Authorization.  Each Lender irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto. Except as set forth in Sections 7.8 and 7.9 hereof, the provisions of this Article VII are solely for the benefit of the Administrative Agent and the Lenders, and Borrower shall not have any rights to rely on or enforce any of the provisions hereof.  In performing its functions and duties under this Agreement, the Administrative Agent shall act solely as an agent of the Lenders and do not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Borrower.

SECTION 7.2.      Agency and Affiliates.   Wells Fargo Bank, N.A., and each of their affiliates may accept deposits from, lend money to, and generally engage in any kind of business with any Credit Party as if they were not the Administrative Agent hereunder. As of the date hereof, Administrative Agent is not a Lender.

SECTION 7.3.      Action by Agent.  The obligations of each of the Administrative Agents hereunder are only those expressly set forth herein.  Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default or Event of Default, except as expressly provided in Article VI.  The duties of the Administrative Agent shall be administrative in nature.  Subject to the provisions of Sections 7.1, 7.5 and 7.6, the Administrative Agent shall administer the Loans in the same manner as each administers its own loans.

SECTION 7.4.      Consultation with Experts.  As between Administrative Agent on the one hand and the Lenders on the other hand, the Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

SECTION 7.5.      Liability of Agent.  As between the Administrative Agent on the one hand and the Lenders on the other hand, neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Majority Lenders or (ii) in the absence of its own gross negligence or willful misconduct.  As between the Administrative Agent on the one hand and the Lenders on the other hand, neither the Administrative Agents nor any of its respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to the Administrative Agent, or (iv) the validity, effectiveness or genuineness of this Agreement, the other Loan Documents or any other instrument or writing furnished in connection herewith.  As between the Administrative Agent on the one hand and the Lenders on the other hand, the Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

SECTION 7.6.      Indemnification.  Each Lender shall, ratably in accordance with outstanding principal amounts of its Loans, indemnify the Administrative Agent and its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including, without limitation, counsel fees and disbursements), claim, demand, action, loss, obligations, damages, penalties or liability (except such as result from such indemnitee's gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision) that such indemnitee may suffer or incur in connection with its duties as the Administrative Agent under this Agreement, the other Loan Documents or any action taken or omitted by such indemnitee hereunder.  In the event that the Administrative Agent shall, subsequent to its receipt of indemnification payment(s) from Lenders in accordance with this section, recoup any amount from the Borrower, or any other party liable therefor in connection with such indemnification, the Administrative Agent shall reimburse the Lenders which previously made the payment(s) pro rata, based upon the actual amounts which were theretofore paid by each Lender.  The Administrative Agent shall reimburse such Lenders so entitled to reimbursement within two (2) Business Days of its receipt of such funds from the Borrower or such other party liable therefor.

SECTION 7.7.      Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

SECTION 7.8.      Successor Agents.  The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower.  Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Administrative Agent which successor Administrative Agent shall, provided no Event of Default has occurred and is then continuing, be appointed after a consultation with the Borrower (but shall not be subject to the Borrower’s approval).  If no successor Administrative Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be the Administrative Agent who shall act until the Majority Lenders shall appoint an Administrative Agent in consultation with the Borrower.  Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  After any retiring Administrative Agent's resignation hereunder, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.  For gross negligence or willful misconduct, as determined by the Majority Lenders (excluding for such determination Administrative Agent in its capacity as a Lender), Administrative Agent may be removed at any time by giving at least thirty (30) Business Days' prior written notice to Administrative Agent and Borrower.  Such removal shall take effect upon the acceptance of appointment by a successor Administrative Agent in accordance with the provisions of this Section 7.8.

SECTION 7.9.      Consents and Approvals.  All communications from Administrative Agent to the Lenders requesting the Lenders' determination, consent, approval or disapproval (i) shall be given in the form of a written notice to each Lender, (ii) shall be accompanied by a description of the matter or item as to which such determination, approval, consent or disapproval is requested, or shall advise each Lender where such matter or item may be inspected, or shall otherwise describe the matter or issue to be resolved, and (iii) shall include, if reasonably requested by a Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to Administrative Agent by Borrower in respect of the matter or issue to be resolved  Each Lender shall reply promptly, but in any event within ten (10) Business Days after receipt of the request therefor from the Administrative Agent (the "Lender Reply Period").    With respect to decisions requiring the approval of the Majority Lenders or all the Lenders, Administrative Agent shall distribute the communication to all Lenders and upon receiving the required approval or consent shall follow the course of action or determination of the Majority Lenders or all the Lenders (and each non-responding Lender shall be deemed to have concurred with such recommended course of action), as the case may be.

SECTION 7.10.    Holders.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent.  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

SECTION 7.11.    Certain Rights of the Administrative Agent.  The Administrative Agent may request instructions from the Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Majority Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining.  Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Majority Lenders.  Nothing in this Section 7 shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any such instructions, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

SECTION 7.12.    Reliance.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Loan Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1.    Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission followed by telephonic confirmation or similar writing) and shall be given to such party:  (x) in the case of the Borrower or the Administrative Agent, at its address, telex number or facsimile number set forth on the signature page hereof with duplicate copies thereof, in the case of the Borrower, to the Borrower, at its address set forth on the signature page hereof, Attn: General Counsel, as well as to Skadden, Arps, Slate, Meagher & Flom LLP, Attention: Martha Feltenstein, Esq., Four Times Square, New York, New York 10036, (y) in the case of any Lender, at its address or telex number set forth on the respective signature pages to this Agreement or (z) in the case of any party, such other address, telex number or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower.  Each such notice, request or other communication shall be effective (i) if given by telex or facsimile transmission, when such telex or facsimile is transmitted to the telex number or facsimile number specified in this Section and the appropriate answerback or facsimile confirmation is received, (ii) if given by certified registered mail, return receipt requested, with first class postage prepaid, addressed as aforesaid, upon receipt or refusal to accept delivery, (iii) if given by a nationally recognized overnight carrier, 24 hours after such communication is deposited with such carrier with postage prepaid for next day delivery, or (iv) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent under Article II or Article VIII shall not be effective until received.

SECTION 8.2.    No Waivers.  No failure or delay by the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 8.3.    Expenses; Indemnification

(a)           The Borrower shall pay promptly, (i) all reasonable out-of-pocket costs and expenses of the Administrative Agent and, prior to the Disposition Date, AIC, in connection with the preparation, negotiation and execution of this Agreement, the Loan Documents and the documents and instruments referred to therein, and any waiver or consent hereunder and thereunder (whether or not granted) or any amendment hereof or thereof (whether or not consummated) or any Default or alleged Default hereunder or thereunder (including, without limitation, all reasonable fees and disbursements of counsel in connection therewith)  (provided that in no event shall Borrower be required to pay for Administrative Agent's or AIC's syndication or participation fees and expenses), and (ii) if an Event of Default occurs, all out-of-pocket costs and expenses incurred by the Administrative Agent and, prior to the Disposition Date, AIC (including, without limitation, fees and disbursements of counsel), in connection with the enforcement of this Agreement, the Loan Documents and the instruments referred to therein and such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom; provided, however, that the attorneys' fees and disbursements for which Borrower is obligated under this subsection (a)(ii) shall be limited to the reasonable non-duplicative fees and disbursements of (A) counsel for Administrative Agent, (B) prior to the Disposition Date, counsel to AIC and (C) counsel for all of the Lenders as a group.  For purposes of this Section 8.3(a)(ii), (x) if the Administrative Agent is not an Affiliate of AIC, (1) counsel for Administrative Agent shall mean a single outside law firm acting as a special counsel to the Administrative Agent and a single outside law firm in each appropriate jurisdiction acting as a local counsel to the Administrative Agent and (2) counsel for AIC shall mean a single outside law firm acting as a special counsel to AIC and a single outside law firm in each appropriate jurisdiction acting as a local counsel to AIC (which law firms may or may not be the same law firms representing the Administrative Agent), (y) if Administrative Agent and AIC are Affiliates, counsel for Administrative Agent and AIC shall mean a single outside law firm acting as a special counsel to the Administrative Agent and AIC and a single outside law firm in each appropriate jurisdiction acting as a local counsel to the Administrative Agent and AIC, and (z) counsel for all of the Lenders as a group shall mean a single outside law firm representing such Lenders as a group (which law firm may or may not be the same law firm representing the Administrative Agent).

(b)           The Borrower agrees to indemnify the Administrative Agent and each Lender, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an "Indemnitee") and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding that may at any time (including, without limitation, at any time following the payment of the Obligations) be asserted against any Indemnitee, as a result of, or arising out of, or in any way related to or by reason of, (i) any of the transactions contemplated by the Loan Documents or the execution, delivery or performance of, or the material misstatement or omission in, any Loan Document, (ii) any violation by the Borrower or the Environmental Affiliates of any applicable Environmental Law, or (iii) any Environmental Claim arising out of the management, use, control, ownership or operation of property or assets by the Borrower or any of the Environmental Affiliates, including, without limitation, all on-site and off-site activities of Borrower or any Environmental Affiliate involving Materials of Environmental Concern, but excluding those liabilities, losses, damages, costs and expenses (a) for which such Indemnitee has been compensated pursuant to the terms of this Agreement, (b) incurred solely by reason of the gross negligence, willful misconduct, bad faith or fraud of any Indemnitee as finally determined by a court of competent jurisdiction, (c) arising from violations of Environmental Laws relating to Assets which are caused by the act or omission of such Indemnitee after such Indemnitee takes possession of such assets or (d) owing by such Indemnitee to any third party based upon contractual obligations of such Indemnitee owing to such third party which are not expressly set forth in the Loan Documents.  In addition, the indemnification set forth in this Section 8.3(b) in favor of any director, officer, agent or employee of Administrative Agent or any Lender shall be solely in their respective capacities as such director, officer, agent or employee.  The Borrower's obligations under this Section shall survive the termination of this Agreement and the payment of the Obligations.

SECTION 8.4.    Sharing of Set-Offs.  In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, but subject to the prior consent of the Administrative Agent, which consent shall not be unreasonably withheld, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other indebtedness at any time held or owing by such Lender (including, without limitation, by branches and agencies of such Lender wherever located) to or for the credit or the account of the Borrower against and on account of the Obligations of the Borrower then due and payable to such Lender under this Agreement or under any of the other Loan Documents, including, without limitation, all interests in Obligations purchased by such Lender.  Each Lender agrees that if it shall by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Note held by it, which is greater than the proportion received by any other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Notes held by the other Lenders, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Notes held by the Lenders shall be shared by the Lenders pro rata; provided that nothing in this Section shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have to any deposits not received in connection with the Loans and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower  other than its indebtedness under the Notes.  The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation. Notwithstanding anything to the contrary contained herein, any Lender may, by separate agreement with the Borrower, waive its right to set off contained herein or granted by law and any such written waiver shall be effective against such Lender under this Section 8.4.

SECTION 8.5.    Amendments and Waivers. Any provision of this Agreement or the Notes or other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Majority Lenders (and, if the rights or duties of the Administrative Agent in its capacity as Administrative Agent are affected thereby, by the Administrative Agent); provided that no amendment or waiver with respect to this Agreement, the Notes or any other Loan Documents shall, unless signed by all the Lenders, (i) increase or decrease an obligation of any Lender to make Loans or subject any Lender to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder or for any reduction or termination of any Loans, (iv) change the percentage of the Loans or of the aggregate unpaid principal amount of the Notes, or the number of Lenders, which shall be required for the Lenders or any of them to take any action under this Section or any other provision of this Agreement, (v) release the Guaranty or (vi) modify the provisions of this Section 8.5.

SECTION 8.6.    Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement or the other Loan Documents without the prior written consent of all Lenders and the Administrative Agent and a Lender may not assign or otherwise transfer any of its interest under this Agreement except as permitted in subsection (b) and (c) of this Section 8.6.

(b)           Any Lender may at any time grant to any Person in any amount (also a "Participant"), participating interests in any or all of its Loans.  In the event of any such grant by a Lender of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.  Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii), (iii), (iv), (v) or (vi) of Section 8.5 without the consent of the Participant.  The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article VIII with respect to its participating interest.

(c)           Any Lender may at any time assign to any Person, other than the Sponsor, the Borrower or any of their Affiliates (in each case, an "Assignee") (i) prior to the occurrence of an Event of Default, in minimum amounts of not less than Five Million Dollars ($5,000,000) and integral multiple of One Million Dollars ($1,000,000) thereafter (or any lesser amount in the case of assignments to an existing Lender) and (ii) after the occurrence and during the continuance of an Event of Default, in any amount, all or a proportionate part of all, of its rights and obligations under this Agreement, the Notes and the other Loan Documents, and, in either case, such Assignee shall assume such rights and obligations, pursuant to a Transfer Supplement in substantially the form of Exhibit "B" hereto executed by such Assignee and such transferor Lender; provided, that such assignment shall be subject to notification thereof to the Borrower and, if no Event of Default shall have occurred and be continuing, the Borrower's consent, which consent shall not be unreasonably withheld or delayed (it being understood that the Borrower’s consent shall be deemed to have been granted if the Borrower does not object, in writing and stating its reasonable objections with specificity, to an assignment within five Business Days after being notified thereof); and provided further that if an Assignee is an affiliate of such transferor Lender or was a Lender immediately prior to such assignment, no such consent of Borrower shall be required.  Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be a Lender party to this Agreement and shall have all the rights and obligations of a Lender for a portion of the outstanding principal amounts of the Loans as set forth in such instrument of assumption, and no further consent or action by any party shall be required and the transferor Lender shall be released from its obligations hereunder to a corresponding extent.  Upon the consummation of any assignment pursuant to this subsection (c), the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee.  Any assignment made during the continuation of an Event of Default shall not be affected by any subsequent cure of such Event of Default.

(d)           Any Lender may at any time assign by way of security all or any portion of its rights under this Agreement and its Note, to any of its lenders or a Federal Reserve Bank.  No such assignment shall release the transferor Lender from its obligations hereunder.

SECTION 8.7.    Governing Law; Submission to Jurisdiction; Judgment Currency.  (a)  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW).

(b)           Any legal action or proceeding with respect to this Agreement or any other Loan Document and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, the Borrower hereby accepts generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any thereof.  The Borrower irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the hand delivery, or mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower at its address set forth below.  The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Loan Document brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.  Nothing herein shall affect the right of the Administrative Agent to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

(c)           If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so under applicable law, that the rate of exchange used shall be the spot rate at which in accordance with normal banking procedures the first currency could be purchased in New York City with such other currency by the person obtaining such judgment on the Business Day preceding that on which final judgment is given.

(d)           The parties agree, to the fullest extent that they may effectively do so under applicable law, that the obligations of the Borrower to make payments in any currency of the principal of and interest on the Loans of the Borrower and any other amounts due from the Borrower hereunder to the Administrative Agent as provided herein (i) shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment (whether or not entered in accordance with Section 8.7(c)), in any currency other than Dollars, except to the extent that such tender or recovery shall result in the actual receipt by the Administrative Agent at its relevant office on behalf of the Lenders of the full amount of the relevant currency expressed to be payable in respect of the principal of and interest on the Loans and all other amounts due hereunder (it being assumed for purposes of this clause (i) that the Administrative Agent will convert any amount tendered or recovered into the relevant currency on the date of such tender or recovery), (ii) shall be enforceable as an alternative or additional cause of action for the purpose of recovering in the relevant currency the amount, if any, by which such actual receipt shall fall short of the full amount of the relevant currency so expressed to be payable and (iii) shall not be affected by an unrelated judgment being obtained for any other sum due under this Agreement.

SECTION 8.8.    Counterparts; Integration; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.  This Agreement shall become effective upon receipt by the Administrative Agent and the Borrower of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telegraphic, telex or other written confirmation from such party of execution of a counterpart hereof by such party).

SECTION 8.9.    WAIVER OF JURY TRIAL.  EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 8.10.    Survival.  All indemnities set forth herein shall survive the execution and delivery of this Agreement and the other Loan Documents and the making and repayment of the Loans hereunder.

SECTION 8.11.    Domicile of Loans.  Each Lender may transfer and carry its Loans at, to or for the account of any domestic or foreign branch office, subsidiary or affiliate of such Lender.

SECTION 8.12.    Limitation of Liability.  No claim may be made by the Borrower or any other Person acting by or through Borrower against the Administrative Agent or any Lender or the affiliates, directors, officers, employees, attorneys or agent of any of them for any punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or by the other Loan Documents, or any act, omission or event occurring in connection therewith; and the Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

SECTION 8.13.    Recourse Obligation.  This Agreement and the Obligations hereunder are fully recourse to the Borrower. Notwithstanding the foregoing, no recourse under or upon any obligation, covenant, or agreement contained in this Agreement shall be had against (i) any officer, director, shareholder or employee of the Borrower or Guarantor.

SECTION 8.14.    USA Patriot Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

SECTION 8.15.    Confidentiality.  The Administrative Agent and each Lender shall use reasonable efforts to assure that information about the Credit Parties and the Assets thereof and their operations, affairs and financial condition, not generally disclosed to the public, which is furnished to Administrative Agent or any Lender pursuant to the provisions hereof or any other Loan Document is used only for the purposes of this Agreement and shall not be divulged to any Person other than the Administrative Agent, the Lenders, and their affiliates and respective officers, directors, employees and agents who are actively and directly participating in the evaluation, administration or enforcement of the Loan and other transactions between such Lender and the Borrower, except:  (a) to their attorneys and accountants, (b) in connection with the enforcement of the rights and exercise of any remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents, (c) in connection with assignments and participations and the solicitation of prospective assignees and participants referred to in Section 8.6 hereof, who have agreed in writing to be bound by a confidentiality agreement substantially equivalent to the terms of this Section 8.16, and (d) as may otherwise be required or requested by any regulatory authority having jurisdiction over the Administrative Agent or any Lender or by any applicable law, rule, regulation or judicial process (but only to the extent not in violation, conflict or inconsistent with the applicable regulatory requirement, request, summons or subpoena); provided, however, that in the event a Lender receives a summons or subpoena to disclose confidential information to any party, such Lender shall, if legally permitted, endeavor to notify Borrower thereof as soon as possible after receipt of such request, summons or subpoena and Borrower shall be afforded an opportunity to seek protective orders, or such other confidential treatment of such disclosed information, as Borrower and Administrative Agent may deem reasonable.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SEACUBE CONTAINER LEASING LTD., a company incorporated under the laws of Bermuda

By: ____________________________
Name:
Title:

Facsimile number: +1(661)292 4720
Address:                Clarendon House
2 Church Street
Hamilton HM11
Bermuda

TOTAL LOAN AMOUNT:        $50,000,000

WELLS FARGO BANK, N.A., as Administrative Agent

By:          ____________________________
Name:
Title:

Address: David Bergstrom
Corporate Trust Relationship Manager
Wells Fargo Bank, N.A.
625 Marquette Avenue
Minneapolis, MN  55402
(612) 667-7390
David.Bergstrom@wellsfargo.com

APOLLO INVESTMENT CORPORATION, as a Lender

By:  Apollo Investment Management, L.P., as Advisor

By:  ACC Managmement, LLC, as its General Partner

By:           ______________________________
Its:           ______________________________

Commitment: $50,000,000
Address:
Apollo Investment Corporation
9 West 57th Street
New York, NY 10019
Phone: (212) 515-3450

EXHIBIT A

NOTE

New York, New York
 April 28, 2011

For value received, SEACUBE CONTAINER LEASING LTD., a company incorporated under the laws of Bermuda (the "Borrower"), promises to pay to the order of __________________ (the "Lender") the unpaid principal amount of each Loan made by the Lender to the Borrower pursuant to the Term Loan Agreement referred to below on the maturity date provided for in the Term Loan Agreement. The Borrower further promises to pay interest on the unpaid principal amount of each such Loan from the date advanced until such principal amount is paid in full on the dates and at the rate or rates provided for in the Term Loan Agreement.  All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds as provided for the in the Term Loan Agreement.

All Loans made by the Lender, the respective types and maturities thereof and all repayments of the principal thereof shall be recorded by the Lender and, if the Lender so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding may be endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Term Loan Agreement.

This note is one of the Notes referred to in, and is executed and delivered pursuant to and subject to all of the terms of, the Term Loan Agreement, dated as of the date hereof, among the Borrower, the Guarantors listed on the schedule thereto, the banks listed on the signature pages thereof, Wells Fargo, N.A., as Administrative Agent (as the same may be amended from time to time, the "Term Loan Agreement").  Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Term Loan Agreement.  The terms and conditions of the Term Loan Agreement are hereby incorporated in their entirety by reference as though fully set forth herein.  Upon the occurrence of certain Events of Default as more particularly described in the Term Loan Agreement, the unpaid principal amount evidenced by this Note shall become, and upon the occurrence and during the continuance of certain other Events of Default, such unpaid principal amount may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Term Loan Agreement.

Demand, presentment, diligence, protest and notice of nonpayment are hereby waived by the Borrower.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[SIGNATURE PAGE FOLLOWS]

SEACUBE CONTAINER LEASING LTD., a company incorporated under the laws of Bermuda

By:          _____________________________
Name:
Title:

Note (cont'd)

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Type of Loan	Amount of Principal Repaid	Maturity Date	Notation Made By

EXHIBIT B

TRANSFER SUPPLEMENT

TRANSFER SUPPLEMENT (this "Transfer Supplement") dated as of __________, 20__ between __________________ (the "Assignor") and __________________ having an address at ____________________ (the "Purchasing Lender").

W I T N E S S E T H:

WHEREAS, the Assignor has made loans to SEACUBE CONTAINER LEASING LTD., a company incorporated under the laws of Bermuda (the "Borrower"), pursuant to the Term Loan Agreement, dated as of April 28, 2011, among the Borrower, the Guarantors listed on the schedule thereto, the banks listed on the signature pages thereof, WELLS FARGO BANK, N.A. as Administrative Agent (as the same may be amended from time to time, the "Term Loan Agreement").   All capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Term Loan Agreement;

WHEREAS, the Purchasing Lender desires to purchase and assume from the Assignor, and the Assignor desires to sell and assign to the Purchasing Lender, certain rights, title, interest and obligations under the Term Loan Agreement;

NOW, THEREFORE, IT IS AGREED:

1.           In consideration of the amount set forth in the receipt (the "Receipt") given by Assignor to Purchasing Lender of even date herewith, and transferred by wire to Assignor, the Assignor hereby assigns and sells, without recourse, representation or warranty except as specifically set forth herein, to the Purchasing Lender, and the Purchasing Lender hereby purchases and assumes from the Assignor, $__ which constitutes a __% interest (the "Purchased Interest") of the Loans constituting a portion of the Assignor's rights and obligations under the Term Loan Agreement as of the Effective Date (as defined below) including, without limitation, such percentage interest of the Assignor in any Loans owing to the Assignor, any Note held by the Assignor and any other interest of the Assignor under any of the Loan Documents.

2.           The Assignor (i) represents and warrants that as of the date hereof the aggregate outstanding principal amount of its share of the Loans owing to it (without giving effect to assignments thereof which have not yet become effective) is $__; (ii) represents and warrants that it is the legal and beneficial owner of the interests being assigned by it hereunder and that such interests are free and clear of any adverse claim; (iii) represents and warrants that it has not received any notice of Default or Event of Default from the Borrower; (iv) represents and warrants that is has full power and authority to execute and deliver, and perform under, this Transfer Supplement, and all necessary corporate and/or partnership action has been taken to authorize, and all approvals and consents have been obtained for, the execution, delivery and performance thereof;  (v) represents and warrants that this Transfer Supplement constitutes its legal, valid and binding obligation enforceable in accordance with its terms;  (vi) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations (or the truthfulness or accuracy thereof) made in or in connection with the Term Loan Agreement, or the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Term Loan Agreement, or the other Loan Documents or any other instrument or document furnished pursuant thereto; and (vii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Term Loan Agreement or the other Loan Documents or any other instrument or document furnished pursuant thereto.  Except as specifically set forth in this Paragraph 2, this assignment shall be without recourse to Assignor.

3.           The Purchasing Lender (i) confirms that it has received a copy of the Term Loan Agreement from the Assignor, and the other Loan Documents, together with such financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Transfer Supplement and to become a party to the Term Loan Agreement, and has not relied on any statements made by Assignor; (ii) agrees that it will, independently and without reliance upon any of the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower and will make its own credit analysis, appraisals and decisions in taking or not taking action under the Term Loan Agreement, and the other Loan Documents; (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Term Loan Agreement, and the other Loan Documents as are delegated to such agents by the terms thereof, together with such powers as are incidental thereto; (iv) agrees that it will be bound by and perform in accordance with their terms all of the obligations which by the terms of the Term Loan Agreement are required to be performed by it as a Lender; (v) specifies as its addresses for notices, its Lending Office, the addresses and offices set forth beneath its name on the signature page hereof; (vi) represents and warrants that it has full power and authority to execute and deliver, and perform under, this Transfer Supplement, and all necessary corporate and/or partnership action has been taken to authorize, and all approvals and consents have been obtained for, the execution, delivery and performance thereof; (vii) represents and warrants that this Transfer Supplement constitutes its legal, valid and binding obligation enforceable in accordance with its terms; and (viii) represents and warrants that the interest being assigned hereunder is being acquired by it for its own account, for investment purposes only and not with a view to the public distribution thereof and without any present intention of its resale in either case that would be in violation of applicable securities laws.

4.           This Transfer Supplement shall be effective on the date (the "Effective Date") on which all of the following have occurred (i) it shall have been executed and delivered by the parties hereto, (ii) copies hereof shall have been delivered to the Administrative Agent (iii) the Purchasing Lender shall have received an original Note, and (iv) the Purchasing Lender shall have paid to the Assignor the agreed purchase price as set forth in the Receipt.

5.           On and after the Effective Date, (i) the Purchasing Lender shall be a party to the Term Loan Agreement and, to the extent provided in this Transfer Supplement, have the rights and obligations of a Lender thereunder and be entitled to the benefits and rights of the Lenders thereunder and (ii) the Assignor shall, to the extent provided in this Transfer Supplement as to the Purchased Interest, relinquish its rights and be released from its obligations under the Term Loan Agreement.

6.           From and after the Effective Date, the Assignor shall cause the Administrative Agent to make all payments under the Term Loan Agreement, and the Notes in respect of the Purchased Interest assigned hereby (including, without limitation, all payments of principal, fees and interest with respect thereto and any amounts accrued but not paid prior to such date) to the Purchasing Lender.

7.           This Transfer Supplement may be executed in any number of counterparts which, when taken together, shall be deemed to constitute one and the same instrument.

8.           Assignor hereby represents and warrants to Purchasing Lender that it has made all payments demanded to date by Wells Fargo Bank, N.A., as Administrative Agent, in connection with the Assignor's Pro Rata Share of the obligation to reimburse the Administrative Agent for its expenses and made all Loans required.

9.           Assignor will, at the cost of Assignor, and without expense to Purchasing Lender, do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, assignments, notices of assignments, transfers and assurances as Purchasing Lender shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring and confirming unto Purchasing Lender the property and rights hereby given, granted, bargained, sold, aliened, enfeoffed, conveyed, confirmed, assigned and/or intended now or hereafter so to be, on which Assignor may be or may hereafter become bound to convey or assign to Purchasing Lender, or for carrying out the intention or facilitating the performance of the terms of this Agreement or for filing, registering or recording this Agreement.

10.           The parties agree that no broker or finder was instrumental in bringing about this transaction.  Each party shall indemnify, defend the other and hold the other free and harmless from and against any damages, costs or expenses (including, but not limited to, reasonable attorneys' fees and disbursements) suffered by such party arising from claims by any broker or finder that such broker or finder has dealt with said party in connection with this transaction.

11.           Subject to the provisions of Paragraph 12 hereof, if, with respect to the Purchased Interest only,  Assignor shall on or after the Effective Date receive (a) any cash, note, securities, property, obligations or other consideration in respect of or relating to the Loan or the Loan Documents or issued in substitution or replacement of the Loan or the Loan Documents, (b) any cash or non-cash consideration in any form whatsoever distributed, paid or issued in any bankruptcy proceeding in connection with the Loan or the Loan Documents or (c) any other distribution (whether by means of repayment, redemption, realization of security or otherwise), Assignor shall accept the same as Purchasing Lender's agent and hold the same in trust on behalf of and for the benefit of Purchasing Lender, and shall deliver the same forthwith to Purchasing Lender in the same form received, with the endorsement (without recourse) of Assignor when necessary or appropriate.  If the Assignor shall fail to deliver any funds received by it within the same Business Day of receipt, unless such funds are received by Assignor after 4:00 p.m., Eastern Standard Time, then the following Business Day after receipt, said funds shall accrue interest at the Federal Funds Rate and in addition to promptly remitting said amount, Assignor shall remit such interest from the date received to the date such amount is remitted to the Purchasing Lender.

12.           Assignor and Purchasing Lender each hereby agree to indemnify and hold harmless the other, each of its directors and each of its officers in connection with any claim or cause of action based on any matter or claim based on the acts of either while acting as a Lender under the Term Loan Agreement.  Promptly after receipt by the indemnified party under this Section of notice of the commencement of any action, such indemnified party shall notify the indemnifying party in writing of the commencement thereof.  If any such action is brought against any indemnified party and that party notifies the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel satisfactory to such indemnified party, and after receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof.  In no event shall the indemnified party settle or consent to a settlement of such cause of action or claim without the consent of the indemnifying party.

13.           THIS TRANSFER SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

14.           On or promptly after the Effective Date, Borrower, Administrative Agent, Assignor and Purchasing Lender shall make appropriate arrangements so that a Note executed by Borrower, dated the Effective Date is issued to Purchasing Lender.

[Purchasing Lender]

By:           _____________________________
Name:
Title:

Notice Address:
Lending Office:
 [Assignor]

By:           _____________________________
Name:
Title:

Receipt Acknowledged this
____ day of _________, 201_:

WELLS FARGO BANK, N.A.
as Administrative Agent

By:           _____________________________
Name:
Title:

EXHIBIT C

FORM OF GUARANTY JOINDER

This JOINDER TO THE GUARANTY, dated as of [               ] (this "Joinder"), is delivered in connection with  the (a) Term Loan Agreement dated, as of April [28], 2011 (as amended, amended and restated, supplemented, extended or otherwise modified from time to time, the "Term Loan Agreement"), among SeaCube Container Leasing Ltd., a company incorporated under the laws of Bermuda (the "Borrower"), Well Fargo Bank, N.A., as administrative agent (in such capacity, the "Administrative Agent") and the Lenders from time to time party thereto and (b) the Guaranty dated as of April [28], 2011 (as amended, amended and restated, supplemented, extended or otherwise modified from time to time, the "Guaranty") made by certain Subsidiaries of the Borrower (the "Guarantors") for the benefit of the Administrative Agent and the Lenders.

A          Pursuant to the Guaranty, the Guarantors have agreed to guarantee, among other things, the full payment and performance of all of the Borrower's obligations under the Term Loan Agreement.

B.        The Borrower has entered into the Term Loan Agreement and the Guarantors have entered into the Guaranty as a condition precedent to the effectiveness of the Term Loan Agreement.  Section 5.16(a)(i) of the Term Loan Agreement and Section 19 of the Guaranty provide that additional Subsidiaries of the Borrower may become Guarantors under the Guaranty by execution and delivery of an instrument in the form of this Joinder.  The undersigned Subsidiary (the "New Guarantor") is executing this Joinder in accordance with the requirements of the Term Loan Agreement to become a Guarantor under the Term Loan Agreement and a Guarantor under the Guaranty.

C.        Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Term Loan Agreement and the the Guaranty.

Accordingly, the Administrative Agent and the New Guarantor agree as follows:

SECTION 1.            In accordance with Section 19 of the Guaranty, the New Guarantor by its signature below becomes a Guarantor under the Guaranty with the same force and effect as if originally named therein as a Guarantor, and the New Guarantor hereby (a) agrees to all the terms and provisions of the Guaranty applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct on and as of the date hereof.  Each reference to a "Guarantor" in the Guaranty shall be deemed to include the New Guarantor.

SECTION 2.            The New Guarantor represents and warrants to the Administrative Agent that this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3.            This Joinder may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

SECTION 4.            Except as expressly supplemented hereby, the Term Loan Agreement and the Guaranty shall remain in full force and effect.

SECTION 5.            THIS JOINDER SHALL BE GOVERNED BY, AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

SECTION 6.            All communications and notices to the New Guarantor under the Term Loan Agreement or the Guaranty shall be in writing and given as provided in Section 8.1 of the Term Loan Agreement to the address for the New Guarantor set forth under its signature below.

IN WITNESS WHEREOF, the New Guarantor and the Administrative Agent have duly executed this Joinder to the Guaranty as of the day and year first above written.

[Name of New Guarantor],

By: ______________________________
Name: ____________________________
Title: _____________________________
Address: __________________________
__________________________________
__________________________________

WELLS FARGO, N.A., as Administrative Agent

By: ______________________________
Name: ____________________________
Title: _____________________________
Address: __________________________
_________________________________

EXHIBIT D

FORM OF GUARANTY

(Subsidiaries of Seacube Container Leasing Ltd.)

Dated as of [  ]

FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, and in consideration of credit and/or financial accommodation heretofore or hereafter from time to time made or granted to SeaCube Container Leasing, Inc., a company incorporated under the laws of Bermuda (the "Borrower"), by the Beneficiaries (as defined below), each of the undersigned Guarantors (each a "Guarantor" and, collectively, the "Guarantors") hereby furnishes its guaranty (this "Guaranty") of the Guaranteed Obligations (as hereinafter defined) to the Beneficiaries and to Wells Fargo, N.A., as Administrative Agent for the Lenders (the "Administrative Agent") as follows:

1.           Guaranty. Each Guarantor hereby absolutely and unconditionally guarantees, as a guaranty of payment and not as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all existing and future indebtedness and liabilities of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary and whether for principal, interest, premiums, fees indemnities, damages, costs, expenses or otherwise, owing by the Borrower or any other Credit Party to the Administrative Agent and the Lenders, (as each such term is defined in the Term Loan Agreement and collectively referred to herein as the "Beneficiaries") arising under, pursuant to, or in connection with, that certain Term Loan Agreement, dated as of April [28], 2011 (as amended, amended and restated, supplemented, extended, or otherwise modified from time to time, the "Term Loan Agreement", the defined terms of which are used herein unless otherwise defined herein) among the Borrower, the Administrative Agent, and the lenders party thereto from time to time (the "Lenders"), under any Notes issued pursuant to the Term Loan Agreement and under any other Loan Document (including all renewals, extensions, amendments, refinancings and other modifications thereof and, as provided in the Loan Documents, all costs, attorneys' fees and expenses incurred by Administrative Agent or any Beneficiary in connection with the collection or enforcement thereof), and whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party thereof of any proceeding under  the Bankruptcy Code naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding (collectively, the "Guaranteed Obligations").  The Administrative Agent's books and records showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon the Guarantor and conclusive, absent manifest error, for the purpose of establishing the amount of the Guaranteed Obligations.  This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty other than the indefeasible payment in full of the Guaranteed Obligations, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.  Anything contained herein to the contrary notwithstanding, the obligations of each Guarantor hereunder at any time shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code (Title 11, United States Code) or any comparable provisions of any similar federal or state law after giving effect to the value of any rights of subrogation, contribution, reimbursement or indemnity of such Guarantor pursuant to applicable law or agreement, including Section 6(b) hereof.

2.           No Setoff or Deductions; Taxes; Payments.  Each Guarantor shall make all payments hereunder without setoff, recoupment, defense or counterclaim and free and clear of and without deduction for any taxes, unless such Guarantor is compelled by law to make such deduction or withholding.  If any Guarantor shall be required by applicable law to deduct any taxes with respect to any amount payable by it hereunder, such Guarantor will pay to the Administrative Agent for the benefit of itself and the Lenders, on the date on which such amount is due and payable hereunder, such additional amount in U.S. dollars as shall be necessary to enable the Administrative Agent and each Lender to receive the same net amount which the Administrative Agent or such Lender would have received on such due date had no such deduction been made by such Guarantor.  Each Guarantor will deliver promptly to the Administrative Agent the original or certified copy of a receipt issued by the relevant governmental authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.  The obligations of each Guarantor under this Section shall survive the payment in full of the Guaranteed Obligations and the termination of this Guaranty.

3.           Rights of Administrative Agent and Lenders.  Each Guarantor consents and agrees that the Administrative Agent and the Lenders may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof:  (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations.  Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

4.           Certain Waivers.  Each Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of the Administrative Agent or any Lender) of the liability of the Borrower other than due to the indefeasible payment in full of the Guaranteed Obligations; (b) any defense based on any claim that such Guarantor's obligations exceed or are more burdensome than those of the Borrower or any other guarantor; (c) any right to require the Administrative Agent or any Lender to proceed against the Borrower, proceed against or exhaust any security for the Guaranteed Obligations, or pursue any other remedy in the Administrative Agent's or any Lender's power whatsoever; (d) any benefit of and any right to participate in any security now or hereafter held by the Administrative Agent or any Lender; and (e) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties.  Each Guarantor expressly waives, to the maximum extent permitted by applicable law, all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations.

5.           Obligations Independent.  The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not the Borrower, any other Guarantor, or any other person or entity is joined as a party.

6.           Subrogation.

(a)           No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and any commitments of the Lenders or facilities provided by the Lenders with respect to the Guaranteed Obligations are terminated.  If any amounts are paid to a Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Lenders and shall forthwith be paid to the Administrative Agent for the benefit of the Lenders to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

(b)           The Guarantors hereby agree, as among themselves, that if any Guarantor shall become an Excess Funding Guarantor (as defined below) (but subject to the succeeding provisions of this Section 6(b)), to pay to such Excess Funding Guarantor an amount equal to such Guarantor's Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, assets, liabilities and debts of such Excess Funding Guarantor) of such Excess Payment (as defined below).  The payment obligation of any Guarantor to any Excess Funding Guarantor under this Section 6(b) shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Guaranty, and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess except as provided in Section 6(a) above.  For purposes hereof, (i) "Excess Funding Guarantor" shall mean, in respect of any obligations arising under the other provisions of this Guaranty (hereafter, the "Subject Obligations"), a Guarantor that has paid an amount in excess of its Pro Rata Share of the Subject Obligations; (ii) "Excess Payment" shall mean, in respect of any Subject Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Subject Obligations; and (iii) "Pro Rata Share", for purposes of this Section 6(b), shall mean, for any Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all of its assets and properties exceeds the amount of all debts and liabilities of such guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such guarantor under this Guaranty) to (y) the amount by which the aggregate present fair saleable value of all assets and other properties of the Borrower and all of the Guarantors exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Borrower under the Term Loan Agreement and the Guarantors hereunder) of the Borrower and all of the Guarantors, all as of the Closing Date (if any Guarantor becomes a party hereto subsequent to the Closing Date, then for purposes of this Section 6(b) such subsequent guarantor shall be deemed to have been a guarantor of the Guaranteed Obligations as of the Closing Date and the information pertaining to, and only pertaining to, such guarantor as of the date such guarantor became a guarantor of the Guaranteed Obligations shall be deemed true as of the Closing Date).

7.           Termination; Reinstatement.  b) This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect; provided that the Guarantors shall be released from their respective guarantee obligations and other obligations under this Guaranty as follows: (i) with respect to all Guarantors, upon the ending of the Term, payment in full of all Guaranteed Obligations (other than contingent indemnification obligations),  (ii) with respect to any Guarantor that ceases to be a Subsidiary of the Borrower as a result of a transaction permitted under the Term Loan Agreement, automatically upon such Guarantor so ceasing to be a Subsidiary, and (iii) with respect to any other release of a Guarantor, upon approval, authorization or ratification in writing in accordance with Section 8.5 of the Term Loan Agreement.

(b)           Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived (it being understood that it shall not be revived if released in accordance with Sections 7(a)(ii) and (iii) above), as the case may be, if any payment by or on behalf of the Borrower or any other Credit Party is made, or the Administrative Agent or any Lender exercises its right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or any Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under the Bankruptcy Code or otherwise, to the extent of such payment, all as if such payment had not been made or such setoff had not occurred and whether or not the Administrative Agent or any Lender is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.  The foregoing obligations of each Guarantor under paragraph (b) of this Section shall survive termination of this Guaranty.

8.           Subordination.  All Subordinated Obligations (as defined in Annex I attached to this Guaranty and incorporated herein for all purposes) of a Guarantor shall be subordinate and junior in right of payment and collection to the payment and collection in full of all Guaranteed Obligations to the extent provided and on the terms set forth in Annex I.

9.           Stay of Acceleration.  In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against any Guarantor or the Borrower under the Bankruptcy Code, or otherwise, all such amounts shall nonetheless be payable by each Guarantor immediately upon demand by the Administrative Agent.

10.           Expenses.  Each Guarantor shall pay all out-of-pocket expenses incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Guaranty and the other Loan Documents, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Guaranteed Obligations, including in any proceeding under the Bankruptcy Code relating to the Guaranteed Obligations, the Borrower or any Guarantor.  All amounts due under this Section 10 shall be payable upon demand therefor.  The agreements in this Section shall survive repayment of the Guaranteed Obligations and all other amounts payable under the Term Loan Agreement and the other Loan Documents.

11.           Miscellaneous.  No provision of this Guaranty may be waived, amended, supplemented or modified, except by a written instrument executed by the Administrative Agent and the Guarantors.  No failure by the Administrative Agent or any Lender to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity.  The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein.  Unless otherwise agreed by the Administrative Agent and the Guarantors in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by any Credit Party for the benefit of the Administrative Agent or any Lender or any term or provision thereof.

12.           Condition of Borrower.  Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as such Guarantor requires, and that neither the Administrative Agent nor any Lender has any duty, and such Guarantor is not relying on the Administrative Agent or any Lender at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of the Borrower or any other guarantor (the Guarantor waiving any duty on the part of the Administrative Agent or any Lender to disclose such information and any defense relating to the failure to provide the same).

13.           Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender to or for the credit or the account of a Guarantor against any and all of the obligations of such Guarantor now or hereafter existing under this Guaranty to such Lender, irrespective of whether or not such Lender shall have made any demand under this Guaranty and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

14.           Representations, Warranties and Covenants.  Each Guarantor hereby agrees to take, or refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or refrain from taking such action by such Guarantor or any of its Subsidiaries.  Furthermore, the representations and warranties contained in Article IV of the Term Loan Agreement applicable to such Guarantor are hereby confirmed and restated, each such representation and warranty, together with all related definitions and ancillary provisions, being hereby incorporated into this Guaranty by reference as though specifically set forth in this Section.

15.           Indemnification.  The indemnification provisions of Section 8.3 of the Term Loan Agreement shall apply to, and shall bind, each Guarantor, mutatis mutandis, as if specifically set forth herein.

16.           Governing Law; Jurisdiction; Etc.

(a)           GOVERNING LAW.  THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)           SUBMISSION TO JURISDICTION.  EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS GUARANTY OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT AGAINST ANY CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE.  EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH GUARANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 8.7 OF THE TERM LOAN AGREEMENT.  NOTHING IN THIS GUARANTY WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e)           Notices.  All notices and other communications to any Guarantor under this Guaranty shall be in writing and shall be delivered in the manner set forth in Section 8.1 of the Term Loan Agreement to such Guarantor at its address set forth in Annex II attached hereto or at such other address in the United States as may be specified by such Guarantor in a written notice delivered to the Administrative Agent in accordance with Section 8.1 of the Term Loan Agreement.

17.           Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

18.           FINAL AGREEMENT.  THIS GUARANTY REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES RELATED TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS AMONG THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

19.           Additional Guarantors.  Any Subsidiary of the Borrower that is required pursuant to the Term Loan Agreement to enter into a guaranty on substantially similar terms as those set forth herein after the date hereof shall become a Guarantor for all purposes of this Guaranty upon execution and delivery by such Subsidiary of a supplement in the form of Exhibit  C to the Term Loan Agreement.

20.           Several Enforcement.  This Guaranty shall apply to each Guarantor and may be enforced against each Guarantor as if each Guarantor had executed a separate agreement.  The Obligations of the Guarantors are joint and several.  No Guarantor shall have any contractual rights or obligations against any other Guarantor under this Guaranty, including any rights to have this Guaranty enforced ratably or any right to restrict the amendment or waiver hereof with respect to another Guarantor.

21.           Definitions; Interpretations.  Terms defined above and elsewhere in this Guaranty shall have their specified meanings.  Capitalized terms used herein but not defined herein shall have the meanings specified by the Term Loan Agreement.

[The remainder of this page has been left blank intentionally.]

Executed as of the date first written above.

WELLS FARGO BANK, N.A., as Administrative Agent

By: _____________________________
       Name:
       Title:

[Signature Page to Guaranty]

[Name of Guarantor]

By: ______________________________
       Name:
       Title:

Annex I to Guaranty

ANNEX I

SUBORDINATION TERMS

All Subordinated Obligations (as defined below) of a Guarantor shall be subordinate and junior in right of payment and collection to the payment and collection in full of all Guaranteed Obligations as described below:

(a)           As used herein, the term "Subordinated Obligations" for a Guarantor means:  (i) all present and future indebtedness, liabilities, and obligations of any kind owed to such Guarantor by the Borrower or any other Credit Party liable for the payment or performance of the Guaranteed Obligations, including debt obligations, equity obligations, and other contractual obligations requiring payments of any kind to be made to such Guarantor and including any right of subrogation (including any statutory rights of subrogation under Section 509 of the Bankruptcy Code, 11 U.S.C. § 509, or under Chapter 34 of the Texas Business and Commerce Code), contribution, indemnification, reimbursement, exoneration, or any right to participate in any claim or remedy of any Beneficiary against the Borrower or any other Credit Party liable for the payment or performance of the Guaranteed Obligations, or any collateral which the Administrative Agent now has or may acquire, and (ii) any increases, extensions, and rearrangements of the foregoing obligations under any amendments, supplements, and other modifications of the documents and agreements creating the foregoing obligations.

(b)           Until all Guaranteed Obligations have been irrevocably paid in full (and therefore the payment thereof is no longer subject to being set aside or returned under the law), no Guarantor shall take any action to enforce payment of the Subordinated Obligations of such Guarantor, but this standstill is not intended as a permanent waiver of the subrogation, contribution, indemnification, reimbursement, exoneration, participation, or other rights of such Guarantor.

(c)           Upon any receivership, insolvency proceeding, bankruptcy proceeding, assignment for the benefit of creditors, reorganization, arrangement with creditors, sale of assets for creditors, dissolution, liquidation, or marshaling of assets of the Borrower or any other Credit Party liable for the payment or performance of the Guaranteed Obligations, all amounts due with respect to the Guaranteed Obligations shall be irrevocably paid in full before any Guarantor shall be entitled to collect or receive any payment with respect to the Subordinated Obligations of such Guarantor, and all payments to which such Guarantor would be entitled to collect or receive on the Subordinated Obligations of such Guarantor shall be paid over to the Administrative Agent for application to the Guaranteed Obligations until irrevocably paid in full.

(d)           Following notice from the Administrative Agent to the Borrower that an Event of Default exists and that no further payments shall be made on the Subordinated Obligations of any Guarantor, all amounts due with respect to the Guaranteed Obligations shall be paid in full before any Guarantor shall be entitled to collect or receive any payment with respect to the Subordinated Obligations of such Guarantor.

Annex I to Guaranty

(e)           Any lien, security interest, or assignment securing the repayment of the Subordinated Obligations of any Guarantor shall be fully subordinate to any lien, security interest, or assignment in favor of the Administrative Agent which secures the Guaranteed Obligations.  At the request of the Administrative Agent, each Guarantor will take any and all steps necessary to fully evidence the subordination granted hereunder, including amending or terminating financing statements and executing and recording subordinations of liens.

(f)           This is an absolute and irrevocable agreement of subordination and the Administrative Agent may, without notice to any Guarantor, take any action described in the Term Loan Agreement, this Guaranty or in any other Loan Document without impairing or releasing the obligations of any Guarantor hereunder.

(g)           No Guarantor shall assign or otherwise transfer to any other Person any interest in the Subordinated Obligations of such Guarantor without the prior written permission of the Lenders.

(h)           If any amount shall be paid to any Guarantor in violation of this Annex I, such amount shall be held in trust for the benefit of the Administrative Agent and immediately turned over to the Administrative Agent, with any necessary endorsement, to be applied to the Guaranteed Obligations.

Annex I to Guaranty

ANNEX II

GUARANTORS' ADDRESSES FOR NOTICES

Guarantor	Address

SCHEDULE 1.1(a)

List of Guarantors

Container Leasing International, LLC (dba SeaCube Containers)

SeaCube Container Investment LLC

SeaCube Operating Company Ltd.

SeaCube Container Holdings Ltd.

SCHEDULE 1.1(b)

Existing Indebtedness

Container Leasing International and Subsidiaries
Existing Indebtedness
As of April 28, 2011
CLI Funding
Series 2006-1 Asset Backed Notes	$331,575,091
Series 2006-2 Variable Funding Notes	--

CLI Secured Revolving Credit Facility	$100,000,000**

CLI Funding III	$290,804,698

CLI Funding IV *** CLI Funding V	***
$228,453,503
Total Balance Sheet Debt	$950,833,292

** Additional Availability: $20,000,000

***  Availability: $200,000,000

Other Indebtedness in Excess of $5M

CIMC (Equipment purchases)	$120,823,300

Carrier Transicold Division (Equipment purchases)	$8,402,100

Singamas Management Services (Equipment purchases)	$9,188,000

CMACGM (Equipment purchases)	$20,221,600

SCHEDULE 1.1(c)

List of Existing Securitization Subsidiaries

CLI  Funding, LLC

CLI  Funding II, LLC

CLI  Funding III, LLC

CLI  Funding IV, LLC

CLI  Funding V, LLC

SCHEDULE 4.13

List of Credit Parties Principal Offices

ENTITY	Principal Office
SeaCube Container Leasing Ltd.	1 Maynard Drive, Park Ridge, NJ 07656
SeaCube Container Holdings Ltd	1 Maynard Drive, Park Ridge, NJ 07656
SeaCube Container Investment LLC	1 Maynard Drive, Park Ridge, NJ 07656
SeaCube Operating Company Ltd.	1 Maynard Drive, Park Ridge, NJ 07656
CONTAINER LEASING INTERNATIONAL, LLC DBA name: SeaCube Containers LLC	1 Maynard Drive, Park Ridge, NJ 07656
CLI FUNDING, LLC	1 Maynard Drive, Park Ridge, NJ 07656
CLI FUNDING II, LLC	1 Maynard Drive, Park Ridge, NJ 07656
CLI FUNDING III, LLC	1 Maynard Drive, Park Ridge, NJ 07656
CLI Funding IV LLC	1 Maynard Drive, Park Ridge, NJ 07656
CLI Funding V LLC	1 Maynard Drive, Park Ridge, NJ 07656
CLI DOMESTIC & RESALE GROUP, LLC	1 Maynard Drive, Park Ridge, NJ 07656
CLI Domestic & Resale (Europe) APS
Alhambravej 3, DK-1826 Frederiksberg, Denmark
SeaCube Containers (Hong Kong) Limited
Suite 2809-2810, 28th Floor, China Aerospace Tower, Concordia Plaza, 1 Science Museaum Road Tsimshatsui, Kowloon Hong Kong
IPL, LLC
15F-1, No. 10, Lane 68, Xing-Zhong Road, Nangang, Taipei 11579, Taiwan
SEACASTLE LEASING INTERNATIONAL, INC.	1 Maynard Drive, Park Ridge, NJ 07656
SEACASTLE CONTAINER LEASING INTERNATIONAL, INC.	1 Maynard Drive, Park Ridge, NJ 07656

Schedule 5.15

List of Existing Payment Restrictions

None.